UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 24, 2015

BLUE BIRD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36267	46-3891989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

402 Blue Bird Boulevard Fort Valley, Georgia 31030	31030
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (478) 822-2130

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On February 24, 2015 (the “Closing Date”), the registrant consummated the previously announced business combination (the “Business Combination”), pursuant to which the registrant acquired all of the outstanding capital stock of School Bus Holdings Inc. (“School Bus Holdings” or “SBH”) from The Traxis Group, B.V. (the “Seller”), in accordance with the purchase agreement, dated as of September 21, 2014, by and among the registrant, the Seller and, solely for purposes of Section 10.01(a) thereof, Hennessy Capital Partners I LLC (the “HCAC Sponsor”), as amended on February 10, 2015 and February 18, 2015 (as so amended, the “Purchase Agreement”). Pursuant to the Purchase Agreement, the total purchase price was paid in a combination of cash ($100 million) and in shares of the registrant’s common stock (12,000,000 shares valued at a total of $120 million).

In connection with the closing of the Business Combination, the registrant changed its name from Hennessy Capital Acquisition Corp. to Blue Bird Corporation. Unless the context otherwise requires, “we,” “us,” “our,” and “the Company” refer to the consolidated company and its subsidiaries at and after the closing of the Business Combination, “Blue Bird” refers to SBH and its subsidiaries and “Hennessy Capital” refers to the registrant prior to the closing of the Business Combination.

In connection with its execution of the Purchase Agreement, Hennessy Capital entered into, among other things, a backstop and subscription agreement with two funds managed by Overland Advisors, LLC (such funds referred to collectively as the “Backstop Commitment Investor”) and a preferred subscription agreement with The Osterweis Strategic Income Fund and The Osterweis Strategic Investment Fund (collectively, the “PIPE Investment Investor”). In the backstop and subscription agreement, the Backstop Commitment Investor made a commitment (the “Backstop Commitment”) pursuant to which it agreed to purchase up to $10.0 million worth of shares of Hennessy Capital common stock, through (x) open market or privately negotiated transactions with third parties, at a purchase price of up to $10.00 per share, (y) a private placement with consummation to occur concurrently with that of the Business Combination at a purchase price of $10.00 per share (the “Common Backstop Placement”), or (z) a combination thereof. In the preferred subscription agreement, the PIPE Investment Investor agreed to purchase from Hennessy Capital, concurrent with the consummation of the closing of the Business Combination, 400,000 shares of Series A Convertible Preferred Stock for gross proceeds of approximately $40 million, subject to a possible increase to up to 500,000 shares or approximately $50 million (the “PIPE Investment”).

On February 18, 2015, Hennessy Capital entered into a subscription agreement with four funds managed by Coliseum Capital Management, LLC (such funds, collectively, the “Common/Preferred Investor”) pursuant to which the Common/Preferred Investor agreed (the “Subsequent Backstop Commitment”) to purchase (I) $25.0 million worth of shares of Hennessy Capital common stock, through (x) open market or privately negotiated transactions with third parties, at a purchase price of up to $10.00 per share, (y) a private placement with consummation to occur concurrently with that of the Business Combination at a purchase price of $10.00 per share (the “Subsequent Common Backstop Placement”), or (z) a combination thereof and (II) 100,000 shares of Series A Convertible Preferred Stock for gross proceeds of approximately $10 million pursuant to a private placement to occur concurrently with that of the Business Combination (the “Subsequent PIPE Investment”).

Item 1.01	Entry Into a Material Definitive Agreement.

Indemnification Agreements

On February 24, 2015, the Company entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides that, subject to limited exceptions, the Company will indemnify each such director and executive officer to the fullest extent permitted by Delaware law for claims arising in such person’s capacity as our director and/or officer. The indemnification agreements supersede any similar agreement previously entered into by our directors and executive officers with Hennessy Capital. A copy of a form indemnification agreement is filed with this Current Report on Form 8-K as Exhibit 10.23 and is incorporated herein by reference, and the foregoing description of the indemnification agreement is qualified in its entirety by reference thereto.

Registration Rights Agreement

On the Closing Date, the Company entered into a registration rights agreement with the Seller, the Backstop Commitment Investor, the PIPE Investment Investor and the Common/Preferred Investor (the “New Registration Rights Agreement”). Under the New Registration Rights Agreement, such parties were granted registration rights that obligate the Company to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), among other shares, all or any portion of the shares of the Company’s capital stock that were issued by the Company in connection with the Business Combination, the Backstop Commitment (including any shares received as a fee payable in connection with the Backstop Commitment), the Subsequent Backstop Commitment, the PIPE Investment and the Subsequent PIPE Investment (including the shares of common stock underlying the Series A Preferred Stock issued pursuant to the PIPE Investment and the Subsequent PIPE Investment). Pursuant to the New Registration Rights Agreement, the Company will, as soon as commercially reasonable but in no event later than 45 days after the closing of the Business Combination, register for resale under the Securities Act (i) the shares of Series A Convertible Preferred Stock issued in the PIPE Investment and the Subsequent PIPE Investment, (ii) the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock and (iii) the shares of common stock issued by the Company in connection with the Backstop Commitment and the Subsequent Backstop Commitment. The Company is required to use its reasonable best efforts to cause such registration statement to become effective no later than 120 days after the closing of the Business Combination (if we receive comments from the SEC on such registration statement) or 90 days after the closing of the Business Combination (if we do not receive any such comments). The Company may delay a request by the Seller for demand registration if, in its reasonable judgment, it is not feasible for the Company to proceed with the registration because of the existence of any acquisition, disposition or other material transaction or financing activity involving the Company, or because of the unavailability of any required financial statements or our possession of material information that it would not be in our best interests to disclose in a registration statement, provided that such refusal only results in a 120-day delay in the filing of the registration statement. In addition, in the event that the sale of registered securities under a registration statement would require disclosure of certain material non-public information not otherwise required to be disclosed, the Company may postpone the effectiveness of the applicable registration statement and require the suspension of sales thereunder. No such blackout period may continue for more than 45 consecutive days or occur more than two times in any single calendar year. Under the New Registration Rights Agreement, such parties will also hold “piggyback” registration rights exercisable at any time that allow them to include the shares of the Company’s common stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on forms that do not permit registration for resale by them). These “piggyback” registration rights are subject to proportional cutbacks based on the manner of such offering and the identity of the party initiating such offering.

Pursuant to the New Registration Rights Agreement, the Company has agreed to indemnify the Seller, the PIPE Investment Investor, the Common/Preferred Investor and the Backstop Commitment Investor against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell the Company’s shares, unless such liability arose from their misstatement or omission, and such parties have agreed to indemnify the Company against all losses caused by their misstatements or omissions in those documents. The Company will pay all expenses incidental to its performance under the New Registration Rights Agreement, as well as the underwriting discounts and commissions payable by such parties in connection with the sale of their shares under the New Registration Rights Agreement.

The New Registration Rights Agreement is filed as Exhibit 10.11 to this Current Report on Form 8-K, and the foregoing description of the New Registration Rights Agreement is qualified in its entirety by reference thereto.

Lock-Up Agreements

On the Closing Date, the Seller entered into a 180-day lock-up agreement with the Company with respect to the shares of Company common stock received by the Seller pursuant to the Purchase Agreement, and the initial stockholders (consisting of the “HCAC Sponsor”, as such term is defined herein, and the other officers, directors and former directors of HCAC who, together with the HCAC Sponsor, acquired a total of 2,875,000 shares of Hennessy Capital’s common stock prior to its initial public offering and then forfeited 1,900,000 of such shares in connection with an amendment to the Purchase Agreement and 102,750 of such shares in connection with the payment of a utilization fee to the Backstop Commitment Investor) entered into a 12-month lock-up agreement with the Seller with respect to their remaining 872,250 shares (together with the shares received by the Seller pursuant to the Purchase Agreement, the “lock-up shares”). Pursuant to the lock-up agreements, each party agreed that, for a period of 180 days (in the case of the Seller) or 12 months (in the case of the initial stockholders) from the Closing (which periods may be shortened under certain circumstances), such party will not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 with respect to any lock-up shares of such party, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any lock-up shares of such party, in cash or otherwise, or (iii)

publicly announce any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, each party may sell or otherwise transfer any lock-up shares of such party to its equity holders, provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the lock-up agreement applicable to such lock-up shares.

Hennessy Capital filed a copy of these lock-up agreements as Exhibits 10.7 and 10.8 to its Current Report on Form 8-K filed by the registrant on September 24, 2014, and the foregoing description of these lock-up agreements is qualified in its entirety by reference thereto.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Business Combination

The disclosure set forth under “Introductory Note” above is incorporated in this Item 2.01 by reference. The material terms and conditions of the Purchase Agreement are described (i) on pages 106 to 119 of Hennessy Capital’s definitive proxy statement dated January 20, 2015 (the “Proxy Statement”) in the section entitled “The Business Combination Proposal,” which is incorporated by reference herein, (ii) on pages 22-30 of Hennessy Capital’s Proxy Statement supplement dated February 10, 2015 (the “Proxy Statement Supplement”) in the section entitled “Supplemental Information to Proxy Statement,” which is incorporated by reference herein, and (iii) under the caption “Item 1.01 Entry into a Material Definitive Agreement—Second Amendment to Purchase Agreement” in Hennessy Capital’s Current Report on Form 8-K filed on February 19, 2015, which is incorporated by reference herein.

The Business Combination was approved by Hennessy Capital’s stockholders at a special meeting in lieu of the 2015 annual meeting of Hennessy Capital’s stockholders held on February 23, 2015 (the “Special Meeting”). At the Special Meeting, 13,886,944 shares of Hennessy Capital’s common stock were voted in favor of the proposal to approve the Business Combination, 282,848 shares of Hennessy Capital’s common stock were voted against that proposal and holders of 588 shares of Hennessy Capital’s common stock abstained.

In connection with the closing of the Business Combination (the “Closing”), the Company redeemed a total of 7,494,700 shares of its common stock pursuant to the terms of the Company’s amended and restated certificate of incorporation, resulting in a total cash payment from Hennessy Capital’s trust account to redeeming stockholders of $74,947,000.

At the Closing the PIPE Investment Investor purchased 400,000 shares of the Company’s Series A Convertible Preferred Stock from the Company for aggregate gross proceeds of approximately $40 million and the Common/Preferred Investor purchased 100,000 shares of the Company’s Series A Convertible Preferred Stock from the Company for aggregate gross proceeds of approximately $10 million. In addition, at the Closing, the Company issued to the Backstop Commitment Investor 102,750 shares referenced in the Purchase Agreement as “Utilization Fee Shares” and the Common/Preferred Investor purchased 2,500,000 shares of the Company’s common stock from the Company for aggregate gross proceeds of $25.0 million. At the Closing, the HCAC Sponsor cancelled a number of shares of Common Stock equal to the number of Utilization Fee Shares plus 1,900,000 shares (including all 718,750 “founder earnout shares” as described in the Proxy Statement) that the HCAC Sponsor agreed to forfeit in connection with the Company’s February 10, 2015 amendment to the Purchase Agreement.

There are presently issued and outstanding 23,625,000 warrants exercisable for shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), at an exercise price of $5.75 per half share ($11.50 per whole share), subject to adjustment (the “Warrants”). The Warrants consist of 11,500,000 Warrants originally sold as part of units in Hennessy Capital’s initial public offering in January 2014 (the “IPO”) (the “Public Warrants”), and 12,125,000 Warrants issued in a private placement to Hennessy Capital Partners I LLC, HCAC’s sponsor (the “HCAC Sponsor”), in connection with the IPO (the “Placement Warrants”). Substantially concurrently with the execution of the Purchase Agreement, Hennessy Capital and the Seller entered into a warrant exchange letter agreement with the HCAC Sponsor (the “Sponsor Warrant Exchange Letter Agreement”), which provides for the exchange (the “Sponsor Warrant Exchange”) of that number of outstanding Placement Warrants equal to (i) 12,125,000 less (ii) the number of Public Warrants validly tendered and not withdrawn in the Company’s previously announced Public Warrant exchange offer (the “Public Warrant Exchange Offer”), in exchange for shares of our common stock at an exchange ratio of 0.1 of a Share of our common stock per each Placement Warrant. The Sponsor Warrant Exchange will be consummated on the eleventh business day following the expiration of the Public Warrant Exchange Offer, which expires at 12:00 midnight, New York City time, at the end of the day on March 2, 2015, or such later date to which the Company may extend the Public Warrant Exchange Offer.

Pursuant to the Purchase Agreement, the purchase price (the “Total Purchase Price”) for the Business Combination was $220.0 million (the “Total Purchase Price”). At the Closing, we paid the Total Purchase Price to or at the direction of the Seller partially in cash (the “Cash Component”) and partially in our common stock (the “Equity Component”), as follows:

•	the Cash Component equaled $100.0 million, representing (i) the dollar amount remaining in our trust account after redemptions pursuant to our existing certificate of incorporation, plus (ii) $50.0 million raised pursuant to the PIPE Investment and the Subsequent PIPE Investment, plus (iii) $25.0 million raised pursuant to the Subsequent Common Backstop Placement, minus (iv) approximately $15 million of our expenses incurred in connection with the Business Combination; and

•	the Equity Component equaled 12.0 million shares of our common stock, representing 8.0 million shares of our common stock plus one share of common stock for each $10.00 by which the Cash Component was less than $140.0 million.

The Equity Component was issued solely to the Seller. A total of $13,550,000, representing 13.6% of the Cash Component, was paid at the Seller’s direction to certain directors, officers and employees of Blue Bird pursuant to the terms of SBH’s phantom award plan. The balance of the Cash Component (i.e., $86,450,000) was paid to the Seller.

After giving effect to the redemptions and forfeitures described above, the PIPE Investment, the Subsequent PIPE Investment, the issuance of the Equity Component, the

Subsequent Common Backstop Placement and the issuance of Utilization Fee Shares, and assuming the consummation of the Sponsor Warrant Exchange and the Public Warrant Exchange Offer, we will have outstanding:

•	500,000 shares of our Series A Convertible Preferred Stock, convertible into a total of approximately 4,314,063 shares of our common stock (assuming a conversion price of $11.59 per share), subject to adjustment pursuant to the terms of the Series A Convertible Preferred Stock; and

•	20,692,800 shares of our common stock, of which (i) 12,000,000 shares, or 58.0% of such 20,692,800 shares, were issued by the Company to the Seller, (ii) 102,750 shares, or 0.5% of such 20,692,800 shares, were issued by the Company to the Backstop Commitment Investor, (iii) 2,500,000 shares, or 12.1% of such 20,692,800 shares, were issued by the Company to the Common/Preferred Investor and (iv) 6,090,050 shares, or 29.4% of such 20,692,800 shares, are owned by persons who were stockholders of Hennessy Capital immediately prior to the Closing.

Such outstanding securities do not include a total of 3,700,000 shares of our common stock issuable pursuant to our 2015 Omnibus Equity Incentive Plan (the “Incentive Plan”) or 11,500,000 unsurrendered Warrants entitling the holders thereof to purchase a total of 5,750,000 shares of our common stock at a purchase price of $5.75 per half share (or $11.50 per whole share).

Prior to the Closing, Hennessy Capital was a shell company with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, the Company became a holding company whose assets primarily consist of interests in its direct wholly-owned subsidiary, SBH, and SBH’s subsidiaries. The following information is provided about the business of the Company following the consummation of the Business Combination, set forth below under the following captions:

•	Cautionary Note Regarding Forward-Looking Statements;

•	Business;

•	Risk Factors;

•	Selected Historical Financial Information Regarding Blue Bird;

•	Unaudited Pro Forma Condensed Combined Financial Information;

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Quantitative and Qualitative Disclosures About Market Risk and Interest Rate Risk;

•	Security Ownership of Certain Beneficial Owners and Management;

•	Directors and Executive Officers;

•	Executive Compensation;

•	Director Compensation;

•	Certain Relationships and Related Party Transactions;

•	Independence of Directors;

•	Legal Proceedings;

•	Properties;

•	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters;

•	Recent Sales of Unregistered Securities;

•	Description of the Company’s Securities;

•	Indemnification of Directors and Officers;

•	Financial Statements and Supplementary Data; and

•	Changes in and Disagreements with Accountants and Financial Disclosure.

Cautionary Note Regarding Forward-Looking Statements

We make forward-looking statements in this Current Report on Form 8-K, including in the statements incorporated herein by reference. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	changes in the market for Blue Bird products;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K (or, in the case of forward-looking statements incorporated herein by reference, as of the date of the applicable filed document), and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different than those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the outcome of any legal proceedings that may be instituted against us following consummation of the Business Combination and the transactions contemplated thereby;

•	the inability to maintain the listing of the Company’s common stock and Warrants on Nasdaq following the Business Combination;

•	the risk that the Business Combination disrupts current plans and operations as a result of the consummation of the transactions contemplated thereby;

•	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in the Proxy Statement, including those under “Risk Factors” on pages 56 through 87 of the Proxy Statement and under “—Risk Factors” in this Current Report on Form 8-K.

Business

The business of Blue Bird prior to the Business Combination is described in the Proxy Statement in the sections entitled “Information about Blue Bird” beginning on page 202 and “Summary of the Proxy Statement – Blue Bird’s Business” beginning on page 27, each of which is incorporated by reference herein. The business of Hennessy Capital prior to the Business Combination is described in the Proxy Statement in the section entitled “Information about Hennessy Capital” beginning on page 185, which is incorporated by reference herein.

Risk Factors

The risk factors related to the Company’s business, operations and industry and ownership of our common stock are described in the Proxy Statement in the section entitled “Risk Factors” on pages 56 to 87, which description is incorporated by reference herein. The risk factor set forth below supersedes the corresponding risk factor contained in the Proxy Statement and the Proxy Statement Supplement.

We have received a delisting letter from Nasdaq, and there can be no assurance that our securities will continue to be listed on Nasdaq, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

On August 7, 2014, we received a letter from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the staff of Nasdaq (the “Nasdaq Staff”) does not believe the Company is currently in compliance with Listing Rule 5550(a)(3) (the “Minimum Holders Rule”), which requires the Company to have at least 300 public holders for continued listing on Nasdaq. On September 22, 2014, the Company submitted a plan to Nasdaq to regain compliance with the Minimum Holders Rule and ensure compliance with Nasdaq’s initial listing requirements at closing. On September 30, 2014, the Nasdaq Staff granted the Company an extension until February 3, 2015 to obtain stockholder approval of the Business Combination, consummate the Business Combination and demonstrate compliance with Nasdaq’s initial listing requirements. On February 4, 2015, the Company received a letter from the Nasdaq Staff stating that the Company had failed to consummate the Business Combination by February 3, 2015, and that, accordingly, the Nasdaq Staff has determined to initiate procedures to delist the Company’s securities from Nasdaq, unless the Company appealed such determination on or before February 11, 2015. The Company has appealed the Nasdaq Staff’s delisting determination. The appeal will be heard by a Nasdaq hearings panel on March 19, 2015 and the Company’s securities will continue to trade on Nasdaq while such appeal is pending. There is no assurance that the Company will be successful in its appeal of the delisting determination. If the panel does not accept our appeal, our securities will likely cease trading on Nasdaq, which may adversely affect the liquidity and trading of our securities.

The Company has been advised in recent discussions with the Nasdaq Staff that, following the Business Combination, we are ineligible for continued listing on the Nasdaq Capital Market due to Blue Bird’s stockholder deficit position for its 2014 fiscal year (as a result of its June 2014 dividend recapitalization) and would need to comply with the Nasdaq Global Market listing requirements as of the closing of the Business Combination. The Nasdaq Global Market does not have a minimum stockholders’ equity requirement. To qualify for listing on the Nasdaq Global Market, Listing Rule 5450(a)(2) (the “400 Holder Rule”) requires us to have at least 400 round-lot holders of our common stock. Therefore, we are now required to demonstrate compliance with the 400 Holder Rule.

We are evaluating all potential options to comply with the 400 Holder Rule and Nasdaq’s other initial listing requirements, including approaches designed to enable Blue Bird employees to purchase shares of our common stock.

We believe (though we cannot provide assurance) that now that the Business Combination has been consummated, we will be in a better position to meet Nasdaq’s listing requirements and anticipate that Blue Bird’s dealers and other business partners, as well as other investors who do not typically invest in special purpose acquisition companies, will have a greater interest in acquiring shares of our common stock. We cannot provide assurance, however, that the Company will be able to meet the 400 Holder Rule or Nasdaq’s other listing requirements.

If the panel does not accept our appeal, our common stock and warrants will likely cease trading on Nasdaq, and we and our securityholders could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Selected Historical Financial Information Regarding Blue Bird

Blue Bird reports its operations on a 52 -53 week fiscal year ending on the Saturday closest to September 30. References herein and in the information incorporated herein by reference to the following Blue Bird fiscal years are references to the fiscal years ended on the following dates:

Fiscal year	Fiscal year ended or ending

Fiscal 2011	October 1, 2011

Fiscal 2012	September 29, 2012

Fiscal 2013	September 28, 2013

Fiscal 2014	September 27, 2014

Fiscal 2015	October 3, 2015

The selected historical financial information of Blue Bird is provided in the Proxy Statement in the section entitled “Selected Historical Financial Information of Blue Bird” beginning on page 48, which is incorporated by reference herein.

The following table sets forth selected historical financial information for Blue Bird for Blue Bird’s first quarters ended January 3, 2015 and December 28, 2013. Such financial information has been derived from Blue Bird’s unaudited condensed consolidated financial statements as of January 3, 2015 and September 27, 2014 and for the quarters ended January 3, 2015 and December 28, 2013 presented elsewhere in this Current Report on Form 8-K. In the opinion of Blue Bird’s management, such unaudited condensed financial statements have been prepared on the same basis as the Blue Bird audited consolidated financial statements presented in the Proxy Statement and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Blue Bird’s results of operations and financial position for such periods and dates. The historical results presented below are not necessarily indicative of the results to be expected for the full fiscal 2015 period or any other future period and should be read in conjunction with the section herein entitled “—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Blue Bird’s unaudited condensed consolidated financial statements and the related notes presented elsewhere herein.

	Fiscal Quarters Ended
	January 3, 2015	December 28, 2013
	(in thousands except for share and percentage data)
Consolidated Statement of Operations Data:
Net sales	$165,833	$145,993
Cost of goods sold	146,355	125,533

Gross profit	19,478	20,460

Operating expenses
Selling, general and administrative expenses	15,459	14,102

Operating profit	4,019	6,358
Interest expense	(5,135)	(275)
Interest income	32	25
Other income, net	11	21

Income (loss) before income taxes	(1,073)	6,129
Income tax (expense) benefit	431	(2,153)
Equity in net income (loss) of non-consolidated affiliate, net of tax	18	93

Income (loss) from continued operations	(624)	4,069
Loss from discontinued operations, net of tax	(4)	(6)

Net (loss) income	$(628)	$4,063
Defined benefit pension plan gain, net of tax $319, $245	594	456

Comprehensive (loss) income	$(34)	$4,519

Weighted average shares outstanding, basic and diluted	100	100
Basic and diluted income (loss) per share
Income (loss) from continuing operations	$(6,246)	$40,688
Income (loss) from discontinued operations	$(37)	$(55)

Other Financial Data (1):
Adjusted EBITDA	$7,402	$9,593
Adjusted EBITDA margin	4.5%	6.6%

	As of January 3, 2015	As of September 27, 2014
Consolidated Balance Sheet Data:
Cash and cash equivalents	$23,485	$61,137
Total assets	241,763	291,932
Long term liabilities	277,302	280,986
Total liabilities	390,593	440,728
Total stockholders deficit	(148,830)	(148,796)

(1)	Blue Bird defines Adjusted EBITDA as net income before interest, taxes, depreciation and amortization expenses, as adjusted to add back restructuring costs, any tax expense allocated to Blue Bird’s equity investment in a non-consolidated affiliate, certain management incentive compensation expenses and special expenses outside of the ordinary course of business, and defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Disclosure in this Current Report on Form 8-K of Adjusted EBITDA and Adjusted EBITDA margin, which are “non-GAAP financial measures,” as defined under the rules of the SEC, are intended as supplemental measures of Blue Bird’s performance that are not required by, or presented in accordance with, generally accepted accounting principles (“GAAP”). Adjusted EBITDA and Adjusted EBITDA margin should not be considered as alternatives to net income (loss), income from continuing operations or any other performance measure derived in accordance with GAAP. Blue Bird’s presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to imply that Blue Bird’s future results will be unaffected by unusual or non-recurring items. Although Adjusted EBITDA and Adjusted EBITDA margin are not necessarily a measure of Blue Bird’s ability to fund its cash needs, Adjusted EBITDA and Adjusted EBITDA margin are frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare Blue Bird’s performance with the performance of other companies that report Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA and Adjusted EBITDA margin should be considered in addition to, not as a substitute for, income from operations, net income (loss) and other measures of financial performance reported in accordance with GAAP. Blue Bird’s calculation of Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures reported by other companies. A reconciliation of net (loss) income to Adjusted EBITDA and Adjusted EBITDA margin for the periods presented in this table is set forth under “—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Results of Operations for the Quarters Ended January 3, 2015 and December 28, 2013—Adjusted EBITDA.”

Unaudited Pro Forma Condensed Combined Financial Information

Introduction

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the stockholder of School Bus Holdings immediately prior to the Business Combination has effective control of the post-combination company, through its ownership interest in the combined entity, its selection of a majority of the board of directors and its designation of all of the senior executive positions. See Item 5.01 of this Current Report on Form 8-K (Change in Control of Registrant). For accounting purposes, School Bus Holdings is deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of School Bus Holdings (i.e., a capital transaction involving the issuance of stock by Hennessy Capital and payment of cash consideration for the stock of School Bus Holdings).

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on the individual historical audited balance sheet of Hennessy Capital and the unaudited condensed consolidated balance sheet of Blue Bird as of December 31, 2014 and January 3, 2015, respectively, and has been prepared to reflect the Business Combination and the proposed related financing transactions as if they occurred on January 3, 2015.

The unaudited pro forma condensed combined statement of operations information for the three months ended January 3, 2015 combines the historical results of operations of Blue Bird for the three months ended January 3, 2015 and for Hennessy Capital for the quarter ended December 31, 2014, giving effect to the Business Combination and the proposed related financing transactions as if they occurred on September 29, 2013. The unaudited pro forma condensed combined statement of operations information for the three months ended January 3, 2015 was derived from Blue Bird’s unaudited condensed consolidated statement of operations for the three months ended January 3, 2015 presented elsewhere in this Current Report on Form 8-K and the description of Hennessy Capital’s unaudited condensed supplementary data (unaudited) for the three months ended December 31, 2014 contained in Item 8 of the registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 filed by the registrant with the Securities and Exchange Commission, which description is incorporated herein by reference.

The unaudited pro forma condensed combined statement of operations for the year ended September 27, 2014 combines the historical results of operations of Blue Bird for the year ended September 27, 2014 and for Hennessy Capital for the period from September 24, 2013

(inception) to September 30, 2014, giving effect to the Business Combination and the proposed related financing transactions as if they occurred on September 29, 2013. The unaudited pro forma condensed combined statement of operations information for the year ended September 27, 2014 was derived from Blue Bird’s audited consolidated statement of operations for the year ended September 27, 2014 set forth on page F-36 of the Proxy Statement (and incorporated by reference herein) and Hennessy Capital’s unaudited condensed statement of operations for the period September 24, 2013 (inception) to September 30, 2014 set forth on page F-23 of the Proxy Statement (and incorporated by reference herein).

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the following sections of the Proxy Statement: “Blue Bird Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 226 of the Proxy Statement, “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 196 of the Proxy Statement, the historical financial statements and notes thereto of Hennessy Capital beginning on page F-2 of the Proxy Statement and the historical financial statements and notes thereto of Blue Bird beginning on page F-34 of the Proxy Statement, all of which are incorporated herein by reference. The unaudited pro forma condensed combined financial information should also be read in conjunction with the financial statements of Blue Bird included in “Item 9.01. Financial Statements and Exhibits” in this Current Report on Form 8-K, the analysis of Blue Bird’s first quarter of fiscal 2015 and fiscal 2014 set forth below under “—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the description of Hennessy Capital’s unaudited condensed supplementary data (unaudited) for the three months ended December 31, 2014 contained in Item 8 of the registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, all of which information is incorporated herein by reference.

The unaudited pro forma condensed combined financial statements have been prepared based on (i) 7,494,700 shares of Hennessy Capital common stock redeemed at the Closing pursuant to the existing certificate of incorporation of Hennessy Capital, (ii) $50.0 million raised pursuant to the PIPE Investment and the Subsequent PIPE Investment, (iii) $25.0 million raised pursuant to the Subsequent Common Backstop Placement and (iv) the various share amounts described above.

Substantially concurrently with the execution of the Purchase Agreement, we entered into the Sponsor Warrant Exchange Letter Agreement, which provides for the exchange of that number of outstanding Placement Warrants equal to (i) 12,125,000 less (ii) the number of Public Warrants validly tendered and not withdrawn in the Public Warrant Exchange Offer, in exchange for shares of the Company’s common stock at an exchange ratio of 0.1 of a share of common stock per each Placement Warrant. In addition, on January 7, 2015, Hennessy Capital commenced an offer to exchange, subject to certain conditions, up to 50% (or 5,750,000) of the Public Warrants for shares of the Company’s common stock at an exchange ratio of 0.1 of a share of common stock per each Public Warrant validly tendered and not withdrawn. Upon completion of the Public Warrant Exchange Offer and the Sponsor Warrant Exchange, a total of 12,125,000 Warrants will be exchanged for a total of 1,212,500 shares of our common stock. The Sponsor Warrant Exchange will occur on the eleventh business day following the expiration of the Public Warrant Exchange Offer, which expires at 12:00 midnight, New York City time, at the end of the day on March 2, 2015, or such later date to which the Company may extend the Public Warrant Exchange Offer.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of January 3, 2015

(in thousands)

	Hennessy Capital Acquisition Corp.	School Bus Holdings Inc. and subsidiaries	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$119	$23,485	$115,000	3a	$16,990
			(100,000)	3a
			33	3b
			(25,000)	3c
			50,000	3e
			3,300	3i
			25,000	3f
			(74,947)	3g
Accounts receivable, net	—	14,296	—		14,296
Inventories, net	—	68,916	—		68,916
Other current assets	18	3,682	—		3,700
Deferred tax asset	—	6,089	—		6,089

Total current assets	$137	$116,468	$(6,614)		$109,991
Cash and investments held in trust account	115,033	—	(115,000)	3a	—
			(33)	3b
Property, plant and equipment, net	—	28,305	—		28,305
Goodwill	—	18,825	—		18,825
Other intangible assets, net	—	61,775	—		61,775
Equity investment in affiliate	—	9,899	—		9,899
Deferred tax asset	—	3,734	—		3,734
Other assets, net	—	2,757	—		2,757

Total long term assets	$115,033	$125,295	$(115,033)		$125,295

Total Assets	$115,170	$241,763	$(121,647)		$235,286

(continued)

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of January 3, 2015

(in thousands)

	Hennessy Capital Acquisition Corp.	School Bus Holdings Inc. and subsidiaries	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,391	$65,746	$(1,340)	3i	$65,797
Accrued warranty costs—current portion	—	6,547	—		6,547
Accrued expenses	3,281	23,615	(10,451)	3i	16,445
Deferred warranty income	—	4,143	—		4,143
Other current liabilities	—	1,490	—		1,490
Current portion of senior term debt	—	11,750	—		11,750

Total current liabilities	$4,672	$113,291	$(11,791)		$106,172
Long-term liabilities:
Deferred underwriters’ fee	3,738	—	(3,738)	3c	—
Long-term debt	—	208,842			208,842
Accrued warranty costs	—	8,679	—		8,679
Deferred warranty income	—	7,932	—		7,932
Other liabilities	—	12,314	—		12,314
Accrued pension liability	—	39,535	—		39,535

Total long-term liabilities	$3,738	$277,302	$(3,738)		$277,302
Common stock subject to possible redemption	101,760	—	(101,760)	3d	—
Stockholders’ equity (deficit)
Preferred stock	—	—	50,000	3e	50,000
Common stock	—	1	1	3a	2
			(1)	3a
			1	3d
Additional paid-in- capital	10,650	—	119,999	3a	(34,288)
			(100,000)	3a
			(120,000)	3a
			(5,650)	3a
			101,760	3d
			8,900	3h
			25,000	3f
			(74,947)	3g
Accumulated deficit	(5,650)	(102,857)	5,650	3a	(117,928)
			(21,262)	3c
			(8,900)	3h
			15,091	3i
Accumulated other comprehensive loss	—	(45,974)	—		(45,974)

Total stockholders’ equity (deficit)	$5,000	$(148,830)	$(4,358)		$(148,188)

Total liabilities and stockholders’ equity	$115,170	$241,763	$(121,647)		$235,286

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended January 3, 2015

(in thousands, except share and per share information)

	Hennessy Capital Acquisition Corp.	School Bus Holdings Inc. and subsidiaries	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
Net sales	$—	$165,833	$—		$165,833
Cost of goods sold	—	146,355	—		146,355

Gross profit	—	19,478	—		19,478
Operating expenses:
Selling, general and administrative expenses (4b, 4c)	1,802	15,459	(2,208)	4a	15,053

Operating profit	(1,802)	4,019	2,208		4,425
Interest expense	—	(5,135)			(5,135)
Interest income	9	32	(9)	4d	32
Other income (expense), net	—	11	—		11

Income (loss) before income taxes	(1,793)	(1,073)	2,199		(667)
Income tax benefit	—	431	—		431
Equity in net income of affiliates	—	18	—		18

Net loss from continuing operations	$(1,793)	$(624)	$2,199		$(218)

Earnings (loss) per share from continuing operations available to common shareholders	$(0.45)				$(0.01)

Weighted average shares outstanding — Basic and diluted	4,022,000		16,670,800	5a	20,692,800

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended September 27, 2014

(in thousands, except share and per share information)

	Hennessy Capital Acquisition Corp.	School Bus Holdings Inc. and subsidiaries	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
Net sales	$—	$855,735	$—		$855,735
Cost of goods sold	—	746,362	—		746,362

Gross profit	—	109,373	—		109,373
Operating expenses:
Selling, general and administrative expenses (4b, 4c)	3,881	91,445	(12,876)	4a	82,450

Operating profit	(3,881)	17,928	12,876		26,923
Interest expense	—	(6,156)	(10,800)	4e	(16,956)
Interest income	24	102	(24)	4d	102
Other income (expense), net	—	72	—		72

Income (loss) before income taxes	(3,857)	11,946	2,052		10,141
Income tax benefit (expense)	—	(10,076)	(1,900)	4a	(8,176)
			3,800	4e
Equity in net (loss) of affiliates	—	845	—		845

Net income from continuing operations	$(3,857)	$2,715	$3,952		$2,810

Earnings (loss) per share from continuing operations available to common shareholders	$(1.13)				$0.14

Weighted average shares outstanding — Basic and diluted	3,402,000		17,290,800	5a	20,692,800

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of Transaction

Pursuant to the Purchase Agreement, as amended, the Total Purchase Price for the Business Combination was $220.0 million, consisting of the Cash Component and the Equity Component, as follows:

•	The Cash Component was $100 million, representing the cash available to pay the Total Purchase Price. The Cash Component equaled (i) the dollar amount remaining in our trust account after redemptions described herein, plus (ii) $50.0 million raised pursuant to the PIPE Investment and the Subsequent PIPE Investment, plus (iii) $25.0 million raised pursuant to the Subsequent Common Backstop Placement, minus (iv) approximately $15 million of our expenses incurred in connection with the Business Combination; and

•	The Equity Component was 12 million shares of our common stock, representing 8.0 million shares plus one share for each $10.00 by which the Cash Component was less than $140.0 million.

The Equity Component was paid solely to Seller. Upon consummation of the Business Combination, 13.6% of the Cash Component was paid to participants in SBH’s phantom award plan and the balance of the Cash Component was paid to Seller. Following completion of the Business Combination, Hennessy Capital’s existing stockholders, including the HCAC Sponsor, retained an ownership interest of 29.4% of the Company, and Seller acquired 58.0% of our outstanding common stock. These percentages give effect to the issuance of 1,212,500 shares of common stock upon consummation of the Placement Warrant Exchange and the Sponsor Exchange Offer and exclude the shares of common stock issuable upon conversion of our Series A Preferred Stock and upon exercise of unsurrendered warrants.

2.	Basis of Presentation

The Business Combination will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the stockholder of SBH immediately prior to the Business Combination has effective control of Blue Bird Corporation, the post-combination company, through its 58% ownership interest in the combined entity, and its selection of a majority of the board of directors and its designation of all of the senior executive positions. For accounting purposes, SBH will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SBH (i.e., a capital transaction involving the issuance of stock by Hennessy Capital and payment of cash consideration for the stock of SBH payable to the stockholder of SBH and to the Phantom Plan Participants). Accordingly, the consolidated assets, liabilities and results of operations of SBH will become the historical financial statements of Blue Bird Corporation, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with SBH beginning on the acquisition date. No step-up in basis or intangible assets or goodwill will be recorded in this transaction.

Additionally, since Blue Bird reports its operations on a 52-53 week fiscal year ending on the Saturday closest to September 30, and Hennessy reports its operations on a calendar year, the accompanying unaudited combined pro forma information has been prepared based on Blue Bird’s fiscal year end.

The unaudited pro forma condensed combined balance sheet as of January 3, 2015 was derived from Blue Bird’s unaudited condensed consolidated balance sheet as of January 3, 2015 and Hennessy Capital’s audited balance sheet as of December 31, 2014. The unaudited pro forma condensed combined balance sheet as of January 3, 2015 assumes that the Business Combination and the related proposed financing transactions were completed on January 3, 2015.

The unaudited pro forma condensed combined statement of operations information for the three months ended January 3, 2015 was derived from Blue Bird’s unaudited condensed consolidated statement of operations for the three months ended January 3, 2015 contained elsewhere herein and Hennessy Capital’s unaudited supplementary data (unaudited) for the three months ended December 31, 2014 contained in Item 8 of Hennessy Capital’s Annual Report on Form 10-K for the year ended December 31, 2014. The unaudited pro forma condensed combined statement of operations information for the year ended September 27, 2014 was derived from Blue Bird’s audited consolidated statement of operations for the year ended September 27, 2014 and Hennessy Capital’s unaudited condensed statement of operations for the period September 24, 2013 (inception) to September 30, 2014. The unaudited pro forma condensed combined statement of operations for the year ended September 27, 2014 and for the three months ended January 3, 2015 gives pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on September 29, 2013.

3.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments to the unaudited combined pro forma balance sheet consist of the following:

(a)	Reflects the transfer of $115.0 million from Hennessy Capital’s trust account and the payment of the Cash Component of the Total Purchase Price. Pursuant to the Purchase Agreement, the Total Purchase Price for the Business Combination was $220.0 million, consisting of (i) $100.0 million in cash payable to Seller and others and (ii) $120.0 million payable in 12,000,000 shares of our common stock issuable to Seller (valued at $10.00 per share). This adjustment also reflects the elimination of Blue Bird’s equity and Hennessy Capital’s retained earnings upon consummation of the Business Combination.

(b)	Reflects the transfer of $33 thousand from Hennessy Capital’s trust account to working capital to pay taxes.

(c)	Reflects the payment of transaction costs associated with the Business Combination, which are estimated to be approximately $25.0 million in total for both parties, which includes $3.7 million of deferred underwriting fees from Hennessy Capital’s IPO which are due upon consummation of the Business Combination.

(d)	Elimination of common stock subject to redemption. See also redemptions in note 3g.

(e)	Represents the issuance of 500,000 shares of Series A Convertible Preferred Stock in consideration for $50.0 million in cash. The Series A Convertible Preferred Stock will be convertible into shares of Hennessy Capital common stock at an assumed conversion price of $11.75. The unaudited pro forma combined balance sheet does not assume conversion of the Series A Convertible Preferred Stock. If the Series A Convertible Preferred Stock were to be converted into shares of Hennessy Capital common stock, the impact on the unaudited pro forma condensed balance sheet as of January 3, 2015 would be as follows:

Line item	Pro Forma Combined	Adjusted for the conversion
	(in thousands of dollars)
Convertible preferred stock	$50,000	$—
Common stock	$2	$2
Additional paid-in-capital	$(34,288)	$15,712
Stockholders’ deficit	$(148,188)	$(148,188)

(f)	Represents the private placement of 2,500,000 shares ($25 million) of common stock pursuant to the Subsequent Common Backstop Placement.

(g)	Represents 7,494,700 common shares ($74.974 million) redeemed on the closing date.

(h)	Represents the 13.6% portion (approximately $13.6 million) of the Cash Component of the Total Purchase Price which is assumed to be allocated to Phantom Plan Participants, net of related tax at 35% or approximately $4.7 million. This amount, $13.6 million, will be charged to selling, general and administrative expenses, and the related taxes will be credited to income tax expense, in the fiscal quarter in which the closing occurs. However, there is no effect on the unaudited pro forma condensed combined statements of operations because this expense is non-recurring.

(i)	Represents an adjustment to transaction costs (estimated to be $25 million, including deferred underwriting costs (see pro forma adjustment 3c above)), for costs that Hennessy Capital and Blue Bird have already paid, accrued or included in accounts payable.

(j)	Our initial stockholders forfeited 2,002,750 million founder shares upon consummation of the Business Combination. The aggregate amount of the par value of common stock to be forfeited, $200, is rounded down to zero and therefore not separately reflected in the pro forma balance sheet.

4. Notes and Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(a)	Elimination of Hennessy Capital’s costs to locate a potential acquisition target, and costs of the Business Combination incurred by both Hennessy Capital and Blue Bird. Also reflects the effect of the portion of such costs that are estimated to be deductible for income taxes at an approximately 35% tax rate.

(b)	As described in Note 10 to the consolidated financial statements of Blue Bird for the year ended September 27, 2014, in June 2014 Blue Bird executed its dividend recapitalization. In connection therewith, Blue Bird borrowed $235 million, paid a dividend to its stockholder equal to $226.8 million and triggered the payment of $24.7 million, and related expense, relating to SBH’s phantom award plan. Such unusual expenses relating to compensation are not eliminated from the pro forma statement of operations pursuant to the SEC rules regarding pro forma financial information.

(c)	The Company will incur additional costs in order to satisfy its obligations as a fully reporting public company. The Company estimates these costs to be at least $2.0 million annually in additional public company expenses; however, this estimate has not been reflected as an adjustment to the unaudited pro forma statements of operations.

(d)	Elimination of interest income on the Hennessy Capital trust assets.

(e)	Addition of interest expense on the Credit Agreement, entered into on June 27, 2014, by Blue Bird and certain lenders calling for an aggregate commitment of up to $295.0 million. The interest rate on the borrowing base at closing of the financing on June 27, 2014 was 7.75% and was converted to LIBOR-based funding at a rate of 6.5% on July 1, 2014. Therefore the condensed combined pro forma statement of operations for the year ended September 27, 2014 contains an adjustment for approximately $10.8 million, representing 6.5% interest for an additional nine months assuming that the net increase in outstanding long-term debt of approximately $222.0 million at June 28, 2014 was outstanding at September 29, 2013 and adjusting for the related effect on income tax expense using a tax rate of approximately 35%. Each 0.125% change in the interest rate would generate an approximately $290,000 change in interest expense.

5. Earnings per Share

The pro forma adjustments to the unaudited combined pro forma statement of operations earnings per share consist of the following.

(a)	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historic Hennessy Capital weighted average number of shares outstanding of 4,022,000 and 3,402,000 for the three months ended December 31, 2014 and the period from September 24, 2013 (inception) to September 30, 2014, respectively, adjusted by: (a) 10,353,000 and 10,973,000, respectively, to increase the weighted average share amount to 14,375,000 at January 3, 2015 and September 27, 2014, representing the total number of shares outstanding as of January 3, 2015 and September 27, 2014 inclusive of the shares that would no longer be subject to possible redemption as a result of the Business Combination, (b) 12,000,000 shares issued in connection with the Business Combination, (c) 1,212,500 shares to be issued, contingent upon the consummation of the Business Combination, in exchange for 12,125,000 Warrants held by the HCAC Sponsor and/or the public stockholders, (d) 2,500,000 shares issued in the Subsequent Common Backstop Placement, (e) 102,750 shares issued to the Backstop Commitment Investor as a utilization fee and (f) less 2,002,750 founder shares forfeited at closing of the Business Combination and 7,494,700 shares of common stock redeemed, as follows:

	January 3, 2015	September 27, 2014
Weighted average shares reported	4,022,000	3,402,000

Add: Redeemable/IPO shares	10,353,000	10,973,000
Equity purchase price	12,000,000	12,000,000
Public Warrant Exchange Offer and the Sponsor Warrant Exchange	1,212,500	1,212,500
Private placement of common stock	2,500,000	2,500,000
Utilization fee shares	102,750	102,750
Subtract: Founder shares forfeited at closing	(2,002,750)	(2,002,750)
Common stock redeemed	(7,494,700)	(7,494,700)

Subtotal Added	16,670,800	17,290,800

Weighted average shares pro forma	20,692,800	20,692,800

Hennessy Capital currently has 23,625,000 warrants to purchase up to a total of 11,812,500 shares of common stock and, following consummation of the Public Warrant Exchange Offer and the Sponsor Warrant Exchange, the Company will have 11,500,000 outstanding Warrants to purchase a total of 5,750,000 shares of common stock. Additionally, the 500,000 shares of Series A Convertible Preferred Stock issued at the Closing will be convertible into a total of approximately 4,314,063 shares of Hennessy Capital common stock (assuming a conversion price of $11.59 per share). Because the unexchanged Warrants are exercisable and the Series A Convertible Preferred Stock are convertible at per share amounts exceeding the current market price of our common stock and the approximate per share redemption price of $10.00, the unexchanged Warrants and Series A Convertible Preferred Stock are considered antidilutive and any shares that would be issued upon exercise of the unexchanged Warrants or conversion of the Series A Convertible Preferred Stock are not included in the earnings per share calculations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Blue Bird is set forth in the Proxy Statement in the section entitled “Blue Bird Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 226, which is incorporated by reference herein. That discussion pertains to Blue Bird’s financial position and results of operations for the annual periods specified therein. We have set forth below a comparable discussion with respect to Blue Bird’s results of operations for the first quarters of fiscal 2015 and fiscal 2014 and financial condition as of January 3, 2015.

The following discussion and analysis of financial condition and results of operations of Blue Bird should be read in conjunction with Blue Bird’s unaudited financial statements for the three months ended January 3, 2015 and December 28, 2013 and related notes appearing elsewhere in this Current Report on Form 8-K. Blue Bird’s actual results may not be indicative of future performance. This discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those discussed or incorporated by reference in “—Cautionary Note Regarding Forward-Looking Statements” and “—Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. Certain monetary amounts, percentages and other figures included in this Current Report on Form 8-K have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated, may not be the arithmetic aggregation of the percentages that precede them.

We refer to the fiscal years ended September 27, 2014 and ending October 3, 2015 as “fiscal 2014” and “fiscal 2015,” respectively. We refer to the quarter ended January 3, 2015 as the “first quarter of fiscal 2015” and we refer to the quarter ended December 28, 2013 as the “first quarter of fiscal 2014.” There were 13 weeks in the first quarter of fiscal 2014 and 14 weeks in the first quarter of fiscal 2015.

Overview

Blue Bird is the leading independent designer and manufacturer of school buses. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by dedicating its focus to the design, engineering, manufacture and sale of school buses and related parts. As the only principal manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and durability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas (“CNG”)-powered school buses.

Blue Bird sells its buses and aftermarket parts through an extensive network of United States and Canadian dealers that, in their territories, are exclusive to Blue Bird on Type C and D school buses. Blue Bird also sells directly to major fleet operators, the United States government, state governments and authorized dealers in a number of foreign countries.

Blue Bird’s performance has been driven by the implementation of repeatable processes focused on product initiatives, continuous improvement of competitiveness and manufacturing flexibility, and new market initiatives, as described below:

•	Product initiatives include the introduction of the second generation propane-powered powertrain through an exclusive relationship with Ford and ROUSH CleanTech, and the introduction of differentiating features such as Blue Bird’s new E-Z window design, telematics and re-designed luggage boxes.

•	Increased cost competitiveness arises from the consolidation of assembly operations from two plants into one, while increasing production at the Fort Valley assembly plant, and increasing overall capacity, the reduction of the number of bus architectures and the implementation of long-term supply contracts (addressing both component price and supply) covering a substantial portion of the value of Blue Bird’s purchases from suppliers, including long-term agreements with its major single-source suppliers.

•	New marketing initiatives include a data driven market plan for the replacement of under-performing dealers through rigorous data-driven processes, an expansion of export markets and the introduction of a comprehensive electronic parts catalog across a broad number of service points.

School buses are typically powered by diesel engines. However, in 2007, Blue Bird introduced the first propane-powered Type C school bus. Propane is currently the fastest growing powertrain offering in the school bus market. Blue Bird was until recently the only manufacturer of propane-powered Type C buses for school districts. The first registrations (11 units) of Thomas Bus’ propane-powered Type C school buses occurred in May 2014. Additionally, IC Bus announced in September 2014 that it will introduce a propane-powered Type C school bus in the summer of 2015. Blue Bird’s management believes that the growth of the propane share of total school bus sales will accelerate further with the entrance of Thomas Bus and IC Bus into this market. Although propane-powered school buses require some dedicated infrastructure and are somewhat more expensive on a per unit basis than diesel, they are significantly less expensive to operate. Over the lifetime of a school bus, the fuel and maintenance cost savings from the use of propane-powered engines can be substantial. In addition, propane-powered buses are aligned with the increased national focus on green technologies and the environment as they generate significantly less emissions than diesel buses. Further, domestically sourced propane gas reduces dependence on foreign sources of oil. Blue Bird is also a leading manufacturer of school buses fueled by CNG. In the school bus industry, CNG is a niche product that is attractive to customers in certain markets that contain an existing refueling infrastructure. CNG requires a significantly higher upfront refueling infrastructure investment compared to propane. CNG-powered buses are typically only sold in states that offer significant grants for clean fuel solutions (such as California).

As a result of the concentration of Blue Bird’s sales in the school bus industry in the United States and Canada, Blue Bird’s operations are affected by national, state and local economic and political factors that impact spending for public and, to a lesser extent, private education. However, unlike the discretionary portion of school budgets, the provision of school bus services is typically viewed as a mandatory part of the public infrastructure across most of the United States and Canada, ensuring that funding for new school buses receives some level of priority even in a difficult economic climate.

Factors Affecting Blue Bird’s Revenues

Blue Bird’s revenues are driven primarily by the following factors:

•	Property tax revenues. Property tax revenue is one of the major sources of funding for new school buses. Property tax revenues are a function of land and building prices, relying on assessments of property value by state or county assessors and millage rates voted by the local electorate.

•	Student enrollment. Increases or decreases in the number of school bus riders will have a direct impact on school district demand.

•	Revenue mix. Blue Bird is able to charge more for certain of its products (e.g., Type C propane-powered school buses, Type D buses and buses with higher option content) than other products. The mix of products sold in any fiscal period can directly impact Blue Bird’s revenues for the period.

•	Strength of the dealer network. Blue Bird relies on its dealers, as well as a small number of major fleet operators, to be the direct point of contact with school districts and their purchasing agents. An effective dealer is capable of expanding revenues within a given school district by matching that district’s needs to Blue Bird’s capabilities, offering options that would not otherwise be provided to the district.

•	Pricing. Blue Bird products are sold to school districts throughout the United States and Canada. Each state and each Canadian province has its own set of regulations that govern the purchase of products, including school buses, by their school districts. Blue Bird and its dealers must navigate these regulations, purchasing procedures and the districts’ specifications in order to reach mutually acceptable price terms. Pricing may or may not be favorable to Blue Bird, depending upon a number of factors impacting purchasing decisions.

•	Buying Patterns of Major Fleets. Major fleets regularly compete against one another for existing accounts. Fleets are also continuously trying to win the business of school districts that operate their own transportation services. These activities can have either a positive or negative impact on Blue Bird’s sales, depending on the brand preference of the fleet that wins the business. Major fleets also periodically review their fleet sizes and replacement patterns due to funding availability as well as the profitability of existing routes. These actions can impact total purchases by fleets in a given year.

•	Seasonality. Blue Bird’s sales are subject to seasonal variation based on the school calendar. For Blue Bird, the peak season has historically been during its third and fourth fiscal quarters. Sales during the third and fourth fiscal quarters are typically greater than the first and second fiscal quarters due to the desire of municipalities to have any new buses that they order available to them at the beginning of the new school year. There are, however, variations in the seasonal demands from year to year depending in large part upon municipal budgets, distinct replacement cycles and student enrollment. This seasonality and annual variations of this seasonality could impact the ability to compare results between time periods.

Factors Affecting Blue Bird’s Expenses and Other Items

Blue Bird’s expenses and other line items in Blue Bird’s consolidated statement of operations are principally driven by the following factors:

•	Cost of goods sold. The components of Blue Bird’s cost of goods sold consist of material costs (principally powertrain components, steel and rubber, as well as aluminum and copper), labor expense and overhead. Blue Bird’s cost of goods sold may vary from period to period in part due to changes in sales volume and in part due to efforts by certain suppliers to pass through the economics associated with key commodities, design changes with respect to specific components, design changes with respect to specific bus models, wage increases for plant labor, the productivity of plant labor, delays in receiving materials and other logistical problems and the impact of overhead items (e.g., utilities).

•

Selling, general and administrative expenses. Blue Bird’s selling, general and administrative expenses include costs associated with Blue Bird’s selling and marketing efforts, engineering, centralized finance, human resources, purchasing and information technology services, and other administrative functions (such as insurance, office supplies, utilities, etc.). In most instances, other than direct costs associated with sales and marketing programs, the principal component of these costs is salary expense. Changes from period to period are typically driven by the number of Blue Bird employees, as well as by merit increases provided to experienced personnel.

As a result of the consummation of the Business Combination, Blue Bird must comply with laws, regulations and requirements it did not need to comply with as a private company, including certain provisions of the Sarbanes-Oxley Act and related SEC regulations, as well as Nasdaq listing requirements. Compliance with the requirements of being a public company require Blue Bird to increase operating expenses in order to pay employees, legal counsel and accountants to assist Blue Bird in, among other things, external reporting, instituting and monitoring a more comprehensive compliance and board governance function, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and preparing and distributing periodic public reports in compliance with its obligations under the federal securities laws. In addition, being a public company will make it more expensive for Blue Bird to obtain director and officer liability insurance. Blue Bird estimates that incremental annual public company costs (excluding stock based compensation costs) will be at least $2 million per fiscal year.

•	Interest expense. Blue Bird’s interest expense relates to costs associated with its debt instruments and reflects both the amount of its indebtedness and the interest rate that Blue Bird is required to pay on its debt. Blue Bird refinanced its senior debt in June 2014, entering into a $235 million first lien credit agreement and a $60 million revolving credit agreement. Proceeds of the refinancing were used to repay existing indebtedness and to finance a dividend payment to Blue Bird’s shareholders.

•	Interest income. Interest income represents interest earned by Blue Bird on past-due receivables from dealers. Amounts are not expected to be material.

•	Other income (expense). Blue Bird includes miscellaneous items in other income (expense).

•	Income taxes. Blue Bird makes estimates of the amounts to recognize for income taxes in each tax jurisdiction in which it operates. In addition, provisions are established for withholding taxes related to the transfer of cash between jurisdictions and for uncertain tax positions taken.

•	Equity in net income of non-consolidated affiliate. Blue Bird includes in this line item our share of income or loss from our investment in Micro Bird, our unconsolidated 50/50 Canadian joint venture.

Key Measures Blue Bird Uses to Evaluate Its Performance

Adjusted EBITDA and Adjusted EBITDA margin are included in this Current Report on Form 8-K because management views these metrics as a useful way to look at the performance of Blue Bird’s operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Blue Bird defines Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, as adjusted to add back restructuring costs, any tax expense allocated to our equity investment in a non-consolidated affiliate, certain management incentive compensation expenses and special expenses incurred outside the ordinary course of business. Blue Bird defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures of performance defined in accordance with GAAP. Blue Bird uses Adjusted EBITDA and Adjusted EBITDA margin as a supplement to its GAAP results in evaluating certain aspects of its business, as described below.

Blue Bird believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors in evaluating its performance because Adjusted EBITDA and Adjusted EBITDA margin consider the performance of Blue Bird’s operations, excluding decisions made with respect to capital investment and financing. Blue Bird believes that the disclosure of Adjusted EBITDA and Adjusted EBITDA margin offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provides a more complete understanding of Blue Bird’s results of operations and the factors and trends affecting Blue Bird’s business.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered as alternatives to net income (loss) as an indicator of Blue Bird’s performance or as alternatives to any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and Adjusted EBITDA margin. Although Blue Bird believes that Adjusted EBITDA and Adjusted EBITDA margin may enhance an evaluation of Blue Bird’s operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about investment and financing, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA and Adjusted EBITDA margin differently than Blue Bird does and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry and (ii) Adjusted EBITDA and Adjusted EBITDA margin exclude certain financial information that some may consider important in evaluating Blue Bird’s performance.

Blue Bird compensates for these limitations by providing disclosure of the differences between Adjusted EBITDA and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of Blue Bird’s operating results. Because of these limitations, Adjusted EBITDA and Adjusted EBITDA margin should not be considered as alternatives to net income (loss) as an indicator of Blue Bird’s performance, as an alternative to net cash provided by operating activities as a measure of liquidity, or as an alternative to any other measure prescribed by GAAP. Blue Bird’s management compensates for these limitations by analyzing both Blue Bird’s GAAP results and non-GAAP measures and using Adjusted EBITDA and Adjusted EBITDA margin as supplemental financial metrics for evaluation of Blue Bird’s operating performance. See Blue Bird’s condensed consolidated statements of operations and condensed consolidated statements of cash flows included elsewhere in this Current Report on Form 8-K.

Blue Bird’s measure of “free cash flow” may constitute a non-GAAP financial measure. Free cash flow is used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow reflects an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. Blue Bird strongly encourages shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Free cash flow is defined as net cash provided in continuing operations less cash paid for fixed assets. We use free cash flow, and ratios based on it, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flows since purchases of fixed assets are a necessary component of ongoing operations. In limited circumstances in which proceeds from sales of fixed assets exceed purchases, free cash flow would exceed cash flow from operations. However, since we do not anticipate being a net seller of fixed assets, we expect free cash flow to be less than operating cash flows. See “—Short-Term and Long-Term Liquidity Requirements”.

Our Segments

Blue Bird manages its business in two operating segments, which are also Blue Bird’s reportable segments: (i) the Bus segment, which involves the design, engineering, manufacture and sales of school buses and extended warranties; and (ii) the Parts segment, which includes the sales of replacement bus parts. Financial information is reported on the basis that it is used internally by the chief operating decision maker (“CODM”) in evaluating segment performance and deciding how to allocate resources to segments. The Chief Executive Officer of the Company has been identified as the CODM. Management evaluates the segments based primarily upon revenues and gross profit.

Consolidated Results of Operations for the Quarters Ended January 3, 2015 and December 28, 2013

(in thousands except for share data)	Three Months Ended January 3, 2015	Increase (Decrease)		Three Months Ended December 28, 2013

	(unaudited)	$	%	(unaudited)
Net sales	$165,833	$19,840	13.6	$145,993
Cost of goods sold	146,355	20,822	16.6	125,533

Gross profit	19,478	(982)	(4.8)	20,460

Operating expenses
Selling, general and administrative expenses	15,459	1,357	9.6	14,102

Operating profit	4,019	(2,339)	(36.8)	6,358
Interest expense	(5,135)	(4,860)	1,767.3	(275)
Interest income	32	7	28.0	25
Other income, net	11	(10)	(47.6)	21

Income (loss) before income taxes	(1,073)	(7,202)	(117.5)	6,129
Income tax (expense) benefit	431	2,584	(120.0)	(2,153)
Equity in net income of non-consolidated affiliate, net of tax	18	(75)	(80.6)	93

Income (loss) from continuing operations	(624)	(4,693)	(115.3)	4,069
Income (loss) from discontinued operations, net of tax	(4)	2	(33.3)	(6)

Net income (loss)	$(628)	$(4,691)	(115.5)	$4,063

Other financial data:
Adjusted EBITDA	$7,402	(2,191)	(22.8)	$9,593
Adjusted EBITDA margin	4.5%	-2.1%	(32.1)	6.6%

The following provides an analysis of the results of operations of Blue Bird’s two reportable segments:

Net Sales by Segment
Bus	$151,984	18,059	13.5	$133,925
Parts	$13,849	1,781	14.8	$12,068

Cost of Goods Sold by Segment:
Bus	$137,682	19,762	16.8	$117,920
Parts	$8,673	1,060	13.9	$7,613

Net sales. Total net sales were $165.8 million for the first quarter of fiscal 2015, an increase of $19.8 million, or 13.6%, compared to $146.0 million for the first quarter of fiscal 2014, reflecting an increase in units booked as bookings were 1,824 units for the first quarter of fiscal 2015 compared to 1,545 units for the first quarter of fiscal 2014. The increase in unit sales is partially attributable to five additional shipping days, driven by Blue Bird’s fiscal year which ends on the Saturday closest to September 30th, in the first quarter of fiscal 2015 compared to the first quarter of fiscal 2014. We believe that the additional shipping days contributed approximately $11.2 million of the $19.8 million increase in net sales.

For the bus segment, the average net sales price per unit for the first quarter of fiscal 2015 was 3.9% lower than the price per unit for the first quarter of fiscal 2014. This reduction in unit price reflects pricing pressures and product mix changes as higher revenue per unit product (Type D and export chassis) was replaced by lower revenue per unit product (Type C diesel powered units).

Parts sales for the first quarter of fiscal 2015 were $13.8 million, an increase of $1.7 million or 14.0% compared with sales of $12.1 million for the first quarter of fiscal 2014. The increase in parts sales is due primarily to five additional shipping days in the first quarter of fiscal 2015 compared to the first quarter of fiscal 2014 (which we believe contributed approximately $0.9 million of the $1.8 million increase in net sales) and an increase in promotional sales activities in the first quarter of fiscal 2015.

Cost of Goods Sold. Total cost of goods sold were $146.4 million for the first quarter of fiscal 2015, an increase of $20.8 million, or 16.6%, compared to $125.5 million for the first quarter of fiscal 2014, reflecting increased bus segment cost of goods sold of $19.8 million or 16.8% and increased parts segment cost of goods sold of $1.1 million or 13.9%. As a percentage of net sales, total cost of goods sold increased from 86.0% to 88.3%, bus segment costs of goods sold increased from 88.0% to 90.6% and parts segment costs of goods sold decreased from 63.1% to 62.6%.

For the bus segment, the average cost of goods sold per unit for the first quarter of fiscal 2015 decreased by 1.1% compared to the average cost of goods sold per unit for the first quarter of fiscal 2014. This reflects primarily product mix changes, operational efficiencies and material cost improvements. Labor productivity (with 100% as the standard) was 106.7% for the first quarter of fiscal 2015, an improvement of 1.5 points compared to 105.2% for the first quarter of fiscal 2014. The material cost improvements reflect favorable commodity prices.

The parts segment cost of goods sold increase of $1.1 million reflects primarily an increase in volume.

Operating Profit. Total operating profit was $4.0 million for the first quarter of fiscal 2015, a decrease of $2.3 million, or 36.8%, compared to $6.4 million for the first quarter of fiscal 2014. Profitability was negatively impacted by a decrease in gross profit and an increase in selling, general and administrative expenses due to Business Combination expenses and employment expenses. Operating profit during the second quarter of fiscal 2015 will be adversely impacted by expenses associated with the Business Combination. As described in the notes to our unaudited pro forma condensed combined financial statements, the portion of the Cash Component of the Total Purchase Price paid to participants in SBH’s phantom award plan (approximately $13.6 million) will be charged to selling, general and administrative expenses, and the related taxes will be credited to income tax expense, during the Company’s second quarter of fiscal 2015.

Interest expense, net. Interest expense, net was $5.1 million for the first quarter of fiscal 2015, an increase of $4.9 million compared to $0.3 million for the first quarter of fiscal 2014. The increase was primarily attributable to average borrowing levels in the first quarter of fiscal 2015 of $234.9 million compared with $12.5 million in the first quarter of fiscal 2014. On June 27, 2014, in connection with its June 2014 dividend recapitalization, Blue Bird entered into a new credit agreement, substantially increasing its long-term debt. See “—Liquidity and Capital Resources—Indebtedness.” The increase in long-term debt is expected to result in substantially increased interest expense in future periods.

Income tax benefit (expense). Income tax benefit was $0.4 million for the first quarter of fiscal 2015, a change of $2.6 million compared to an income tax expense of $2.2 million for the first quarter of fiscal 2014. The decrease in tax expense was primarily the result of a $7.2 million decrease in income before taxes from the first quarter of fiscal 2014 to the first quarter of fiscal 2015.

The effective tax rates for the three month periods ended January 3, 2015 and December 28, 2013 were 40.2% and 35.1%, respectively. The effective tax rate for the three month period ended January 3, 2015 differed from the statutory federal income tax rate of 35.0% primarily as a result of interest and penalties on uncertain tax positions, offset in part by the benefit from a domestic production activities deduction and a discrete tax benefit from the extension of the U.S. Federal Research and Development Tax Credit for 2014. The effective tax rate for the three month period ended December 28, 2013 was substantially the same as the statutory federal income tax rate of 35.0%, as a benefit of a domestic production activities deduction was offset by state tax expense.

Net income (loss) from continuing operations. Net loss from continuing operations was $(0.6) million for the first quarter of fiscal 2015, a decrease of $4.7 million compared to net income from continuing operations of $4.1 million for the first quarter of fiscal 2014. The decrease reflects primarily an increase in interest expense, net of $4.9 million, a decrease in operating profit of $2.3 million and a decrease in equity in net income of non-consolidated affiliate, net of tax of $0.1 million, offset by a decrease in tax expense of $2.6 million.

Discontinued Operations. In 2007 Blue Bird sold its entire coach business to an unrelated third-party. Results of operations for this disposed business have been classified as discontinued operations since 2007. Activities from discontinued operations are related primarily to legal expenses.

Adjusted EBITDA. Adjusted EBITDA was $7.4 million or 4.5% of net sales for the first quarter of fiscal 2015, a decrease of $2.2 million, or 22.8%, compared to $9.6 million or 6.6% of net sales for the first quarter of fiscal 2014. The $2.2 million reduction in Adjusted EBITDA is primarily the result of increased selling, general and administrative expenses and lower gross profit.

The following table sets forth a reconciliation of Adjusted EBITDA to net income for the first quarter of fiscal 2015 and the first quarter of fiscal 2014:

(in thousands of dollars)	Three Months Ended January 3, 2015	Three Months Ended December 28, 2013
	(unaudited)	(unaudited)
Net income	$(628)	$4,063
Loss (income) from discontinued operations, net of tax	(4)	(6)

Income (loss) from continuing operations	(624)	4,069
Interest expense	5,135	275
Interest income	(32)	(25)
Income tax (benefit) expense	(431)	2,153
Depreciation and amortization	2,264	2,450
Management incentive compensation	—	631
Tax expense, non-consolidated	10	40
Business combination expenses	611	—
Loss on disposal of fixed assets	469	—

Adjusted EBITDA	$7,402	$9,593

Adjusted EBITDA margin (percentage of net sales)	4.5%	6.6%

Liquidity and Capital Resources

Background. Blue Bird’s primary sources of liquidity are cash generated from its operations, available cash and borrowings under its credit facility. As of January 3, 2015, Blue Bird had $23.5 million of available cash (net of outstanding checks) and $54.7 million of additional borrowings available under the revolving line of credit portion of its senior secured credit facilities. Blue Bird’s revolving line of credit is available for working capital requirements, capital expenditures and other general corporate purposes.

Indebtedness. On June 27, 2014, Blue Bird entered into a credit agreement, by and among (i) Blue Bird Body Company, as the borrower, (ii) School Bus Holdings Inc. (“SBH”), Peach County Holdings, Inc. (“Peach”) and Blue Bird Global Corporation (formerly, Blue Bird Corporation) (collectively with SBH and Peach, the “Parents”), as guarantors, (iii) SG Americas Securities, LLC, Macquarie Capital (USA) Inc. and Fifth Third Bank, as joint bookrunners and joint lead arrangers, (iv) Macquarie Capital (USA) Inc. and Fifth Third Bank, as co-syndication agents, and (v) Société Générale, as Administrative Agent (the “Credit Agreement”). The credit facility provided for under the Credit Agreement consists of a term loan facility with an aggregate initial principal amount of $235.0 million (the “Term Loan Facility”) and a revolving credit facility with aggregate commitments of $60.0 million, which revolving credit facility includes a $15.0 million letter of credit sub-facility and $5.0 million swingline sub-facility (the “Revolving Credit Facility”, and together with the Term Loan Facility, each a “Credit Facility” and collectively, the “Credit Facilities”). The borrowings under the Term Loan Facility, which were made at the initial closing under the Term Loan Facility, may not be re-borrowed once they are repaid. The borrowings under the Revolving Credit Facility may be repaid and reborrowed from time to time at our election. The proceeds of the Term Loan Facility were used by Blue Bird to finance in part, together with available cash on hand, (i) the June 2014 payment of a one-time special cash dividend payment to the stockholders of Blue Bird, (ii) the repayment of certain existing indebtedness of Blue Bird and its subsidiaries and (iii) transaction costs associated with the consummation of the Credit Facilities. The proceeds of the Revolving Credit Facility shall be used for working capital and general corporate purposes.

The Term Loan Facility matures on June 27, 2020, which is the sixth anniversary of the effective date of the Credit Agreement, and the Revolving Credit Facility matures (and the commitments thereunder will terminate) on June 27, 2019, which is the fifth anniversary of the effective date of the Credit Agreement. The borrowings under both the Term Loan Facility and the Revolving Credit Facility accrue interest either at a certain base rate (which is the greatest of (a) a prime rate, (b) a federal funds rate plus 0.50% and (c) the one-month Eurodollar rate plus 1.00%, each as in effect from time to time) or Eurodollar rate as follows: if such loans are base rate loans, the base rate plus 4.50% per annum and if such loans are Eurodollar rate loans, the Eurodollar rate plus 5.50% per annum. For the purpose of calculating the Eurodollar rate and the base rate with respect to borrowings under the Term Loan Facility, there is a 1.00% floor applicable to each of the Eurodollar rate and the base rate. Under the Credit Agreement, Blue Bird is required to repay the principal of the initial Term Loan Facility in quarterly instalments equal to $2.9 million beginning on January 3, 2015, with the remaining principal amount due at maturity. Blue Bird may voluntarily prepay the loans under the Credit Facility. Blue Bird must also make certain mandatory prepayments in respect of the Term Loan Facility, including prepayments from the proceeds of certain dispositions and the incurrence of certain debt obligations, as well as prepayments based on the annual excess cash flow of SBH and its subsidiaries. If, before June 27, 2015, Blue Bird repays all or a portion of the Term Loan Facility from the proceeds of certain debt with a lower all-in yield (as described in the Credit Agreement in further detail) or there is an amendment to the Credit Agreement which results in a reduction of the all-in yield for the Term Loan Facility, then, in each case, Blue Bird will be required to pay a 1.00% prepayment premium on the aggregate principal amount of such prepaid or amended term loans.

The obligations under the Credit Agreement and the related loan documents (including without limitation, the borrowings under the Credit Facilities and obligations in respect of certain cash management and hedging obligations owing to the agents, the lenders or their affiliates), are, in each case, secured by a lien on and security interest in substantially all of the assets of Blue Bird and each of the guarantors, with certain exclusions as set forth in a Collateral Agreement entered into by Blue Bird and each guarantor.

Blue Bird may also incur up to $60.0 million of additional term loans and/or revolving credit commitments under the Credit Agreement (the “Incremental Facility”), subject to certain limitations and reductions in the size of the available Incremental Facility as set forth in the Credit Agreement. The Incremental Facility is not a committed facility, and would require Blue Bird to solicit further commitment from lenders.

There are customary events of default under the Credit Agreement, including, among other things, events of default resulting from (i) failure to pay obligations when due under the Credit Agreement and in respect of other material debt, (ii) insolvency of SBH or any of its material subsidiaries, (iii) defaults under other material debt, (iv) judgments against SBH or its subsidiaries, (v) failure to comply with certain financial maintenance covenants (as set forth in the Credit Agreement) or (vi) a change of control of SBH with different minimum levels of ownership required after the consummation of the Business Combination, in each case subject to limitations and exceptions as set forth in the Credit Agreement.

The Credit Agreement contains negative and affirmative covenants affecting the Parents, Blue Bird and their existing and future restricted subsidiaries, with certain exceptions set forth in the Credit Agreement. The negative covenants and restrictions include, among others: limitations on liens, dispositions of assets, consolidations and mergers, loans and investments, indebtedness, transactions with affiliates (including management fees and compensation), dividends, distributions and other restricted payments, change in fiscal year, fundamental changes, amendments to and subordinated indebtedness, restrictive agreements, and certain permitted acquisitions. Dividends, distributions, and other restricted payments are permitted in certain circumstances under the Credit Agreement, provided that there is not a continuing default and SBH maintains a Total Net Leverage Ratio (as defined below) of less than or equal to 1.75 to 1.00, in an amount up to the cumulative available amount of excess free cash flow that is not required to be used to prepay the outstanding loans under the Credit Agreement, subject to certain adjustments.

The affirmative covenants include, among others: preservation of corporate existence, changes in business, changes in accounting firm, name and jurisdiction of organization, maintenance of licenses and intellectual property, payment of taxes, compliance with laws, compliance with ERISA regulations, inspection of property and books and records, use of proceeds, and maintenance of Moody’s and S&P credit ratings without regard to the level of such ratings.

SBH must also maintain a Total Net Leverage Ratio, defined as the ratio of (a) consolidated net debt to (b) consolidated EBITDA (which includes certain add-backs that are not reflected in the definition of Adjusted EBITDA appearing elsewhere in this Current Report on Form 8-K consisting of losses or gains on asset dispositions, non-cash losses or gains on swap agreements and management fees payable to Cerberus Operations and Advisory Company) at the end of each fiscal quarter for the consecutive four fiscal quarter period most recently then ended. The Total Net Leverage Ratio requirements are as follows:

Test Period	Maximum Total Net Leverage Ratio
September 27, 2014 through July 4, 2015	4.75:1.00
October 3, 2015 through July 2, 2016	4.50:1.00
October 1, 2016	4.00:1.00
December 31, 2016 through June 30, 2018	3.50:1.00
September 29, 2018 through June 29, 2019	3.00:1.00
September 28, 2019 and thereafter	2.75:1.00

As of January 3, 2015, Blue Bird was in compliance with all covenants in the Credit Agreement.

Seasonality and Working Capital

Blue Bird uses net operating working capital (“NOWC”) as a key indicator of working capital management. Blue Bird defines this metric as the sum of trade accounts receivable and inventories less trade accounts payable. NOWC as of January 3, 2015 and September 27, 2014 was as follows:

(in thousands of dollars)	As of January 3, 2015	As of September 27, 2014
Accounts receivable, net	$14,296	$21,215
Inventories	68,916	71,300
Accounts payable	(65,746)	(94,294)

NOWC	$17,466	$(1,779)

In overall dollar terms, Blue Bird’s NOWC is generally lower at the end of the fiscal year due to reduced production activity reflecting the start of the new school year. NOWC typically peaks at the end of the second fiscal quarter as Blue Bird ramps up for high seasonal demand from its dealers. There are, however, variations in the seasonal demands from year to year depending in part on large direct sales to major fleet customers.

Blue Bird pays its main suppliers based on credit terms that generally range from 30 to 90 days. Blue Bird did not experience any significant bad debts during the first quarter of fiscal 2015 or during the two fiscal years ended September 27, 2014, which Blue Bird believes is the result of disciplined credit and collection policies and its strong customer base. With the exception of direct major fleet sales, sales to GSA and parts sales, buses are held in inventory until payment is received from the customer. While inventory levels vary, average inventory turns for the two fiscal years ended September 27, 2014 were 8.2 turns per annum.

Short-Term and Long-Term Liquidity Requirements

Blue Bird’s ability to make principal and interest payments on borrowings under its Credit Facilities and its ability to fund planned capital expenditures will depend on its ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other conditions. Based on the current level of operations, Blue Bird believes that its existing cash balances and expected cash flows from operations will be sufficient to meet its operating requirements for at least the next 12 months.

For the first quarter of fiscal 2015 and for the two fiscal years ended September 28, 2014, Blue Bird’s capital expenditures have averaged less than 1% of annual sales. Cash paid for fixed assets in the first quarter of fiscal 2015 and the first quarter of fiscal 2014 was $0.9 million and $0.6 million, respectively.

Cash Flows

The following table sets forth general information derived from Blue Bird’s statement of cash flows:

(in thousands of dollars)	Three Months Ended January 3, 2015	Increase (Decrease)	Three Months Ended December 28, 2013
	(unaudited)		(unaudited)
Total cash used in operating activities	$(30,954)	$(11,477)	$(19,477)
Total cash used in investing activities	(861)	716	(145)
Total cash used in financing activities	(5,837)	(4,919)	(918)
Change in cash and cash equivalents	(37,652)	(17,112)	(20,540)
Cash and cash equivalents at beginning of period	61,137	14,543	46,594
Cash and cash equivalents at end of period	$23,485	$(2,569)	$26,054
Depreciation and amortization	$2,263	$(172)	$2,435
Capital expenditures	$(861)	$(248)	$(613)

Total Cash Used in Operating Activities

Cash flows used in operating activities totaled $31.0 million for the first quarter of fiscal 2015, as compared with cash flows used of $19.5 million during the first quarter of fiscal 2014. The $11.5 million increase in cash used was primarily attributable to $4.7 million less of net income as well as a larger reduction in trade accounts payable and accrued expenses in the fiscal 2015 period. This was partially offset by changes in Blue Bird’s inventory balance which were a source of cash in the fiscal 2015 period.

Total Cash Used in Investing Activities

Cash flows used in investing activities totaled approximately $0.9 million for the first quarter of fiscal 2015, as compared with cash flows used of $0.1 million during the first quarter of fiscal 2014. The increase in cash used was primarily attributable to increased capital expenditures in fiscal 2015 and by the non-reoccurrence of a one-time reclassification of restricted cash of $0.4 million in the fiscal 2014 period.

Total Cash Used in Financing Activities

Cash flows used in financing activities totaled approximately $5.8 million for the first quarter of fiscal 2015, as compared with cash flows used of $0.9 million during the first quarter of fiscal 2014. The $4.9 million increase in cash used was primarily attributable to principal payments made on the $235.0 million term loan executed in June 2014 and a one-time supplemental fee of $2.9 million paid to the initial lenders of the term loan.

Depreciation and Amortization

Depreciation and amortization totaled $2.3 million and $2.4 million for the first quarter of fiscal 2015 and the first quarter of fiscal 2014, respectively. The $0.1 million decrease was primarily caused by lower amortization of intangible assets.

Free Cash Flows

Management believes the non-GAAP measurement of free cash flow, defined as net cash provided in continuing operations less cash paid for fixed assets, fairly represents the Company’s ability to generate surplus moneys that could fund activities not in the ordinary course of business. See “—Key Measures Blue Bird Uses to Evaluate its Performance.” The following table sets forth the calculation of Blue Bird’s free cash flows for the first quarter of fiscal 2015 and the first quarter of fiscal 2014:

	Three Months Ended January 3, 2015	Three Months Ended December 28, 2013
Net cash used in continuing operations	$(30,950)	$(19,471)
Cash paid for fixed assets	(861)	(613)

Free cash flow	$(31,811)	$(20,084)

Off-Balance Sheet Arrangements

Blue Bird leases an office building and fork lifts for use in its operations on an operating lease basis.

Blue Bird had outstanding letters of credit totaling $5.3 million at January 3, 2015 and $5.3 million at September 27, 2014, the majority of which secure Blue Bird’s self-insured workers compensation program, the collateral for which is regulated by the State of Georgia.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Blue Bird evaluates its estimates on an ongoing basis, based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

The Company’s critical accounting policies are described on pages 247 to 251 of the Proxy Statement under the caption “Blue Bird Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates”, which description is incorporated herein by reference.

Quantitative and Qualitative Disclosures about Market Risk and Interest Rate Risk

Blue Bird is exposed to market risk from changes in interest rates and commodity prices.

Currency Risk: Blue Bird transacts substantially all of its sales in United States dollars.

Interest Rate Risk: Blue Bird is evaluating a hedge interest rate strategy that would limit all or a portion of the Credit Facility exposure. At January 3, 2015, a 100 basis point increase or decrease in Blue Bird’s effective interest rate under its Credit Facility would result in additional expense, or reduced expense, of $2.35 million per annum.

Commodity risk: Blue Bird and its suppliers incorporate raw and finished commodities such as steel, copper, aluminum, and other automotive type commodities into its products.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding beneficial ownership of shares of common stock of the Company upon consummation of the Business Combination on February 24, 2015 by:

•	each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, rights and warrants that are currently exercisable or exercisable within 60 days.

Beneficial ownership of common stock of the Company is based on 20,692,800 shares of common stock of the Company issued and outstanding upon consummation of the Business Combination, reflecting the redemption of 7,494,700 shares of the Company’s common stock pursuant to the Business Combination, the forfeiture of 2,002,750 shares by the HCAC Sponsor, the issuance of 2,500,000 shares of the Company’s common stock pursuant to the Subsequent Common Backstop Placement, the issuance of 12,000,000 shares of the Company’s common stock to the Seller as the Equity Component of the Total Purchase Price, the issuance of 102,750 utilization fee shares to the Backstop Commitment Investor and the anticipated issuance of 1,212,500 shares of the Company’s common stock upon consummation of the Public Warrant Exchange Offer and the Sponsor Warrant Exchange. We have assumed that 5,750,000 Public Warrants will be exchanged pursuant to the Public Warrant Exchange Offer and that 6,375,000 Placement Warrants will be exchanged pursuant to the Sponsor Warrant Exchange.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name of Beneficial Owners	Amount of Shares of Common Stock		Percent of Class %
5% or Greater Stockholders
Hennessy Capital Partners I LLC (Hennessy Capital’s sponsor) (1)	4,184,750		17.8
Daniel J. Hennessy (1)	4,184,750		17.8
The Traxis Group B.V. (2)	12,000,000		58.0
Coliseum Capital Management (3)	2,500,000		12.1
PIPE Investment Investor (4)	2,273,682		10.0
Backstop Commitment Investor (5)	1,203,665		5.8

Directors and Executive Officers Not Named Above
Phil Horlock	—
John Kwapis	—
Phil Tighe	—
Dale Wendell	—
Mike McCurdy	—
Paul Yousif	—
Gurminder S. Bedi	—
Dennis Donovan	—
Chan Galbato	—
Adam Gray (3)	2,500,000		12.1
Dev Kapadia	—
James Marcotuli	—
Alan H. Schumacher	—
All directors and executive officers as a group (14 persons)	6,684,750	(6)	28.4

(1)

These shares represent (i) 2,675,000 founder shares (as defined under “Frequently Used Terms” starting on page 8 of the Proxy Statement) held by the HCAC Sponsor immediately prior to the closing of the Business Combination less a total of 2,002,750 shares that were forfeited by the HCAC Sponsor upon consummation of the Business Combination, (ii) 637,500 shares of Company common stock issuable to the HCAC Sponsor upon the exchange of 6,375,000 Placement Warrants pursuant to the Sponsor Warrant Exchange (constituting the minimum number of shares of Company common stock issuable pursuant to the Sponsor Warrant Exchange) and (iii) 2,875,000 shares of Company common stock issuable to the HCAC Sponsor within sixty days from the date hereof upon the exercise of 5,575,000 Placement Warrants (representing the number of

Placement Warrants that will remain outstanding if 6,375,000 Placement Warrants are exchanged pursuant to the Sponsor Warrant Exchange). Under SEC rules, such 2,875,000 shares are deemed outstanding for purposes of calculating the beneficial ownership of the HCAC Sponsor and Mr. Hennessy, but are not deemed outstanding in calculating the beneficial ownership of any other person referenced in the table above. Daniel J. Hennessy, formerly Hennessy Capital’s Chairman and Chief Executive Officer and presently our Vice Chairman, is the sole managing member of the sole member of the HCAC Sponsor. Consequently, Mr. Hennessy may be deemed to be the beneficial owner of the founder shares held by the HCAC Sponsor and has sole voting and dispositive control over such securities. Mr. Hennessy disclaims beneficial ownership over any securities owned by the HCAC Sponsor in which he does not have any pecuniary interest. The HCAC Sponsor’s business address is 10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606.
(2)	The Seller is majority owned and controlled by one or more entities under the ultimate direction and control of Stephen Feinberg, and Stephen Feinberg possesses the sole power to vote and the sole power to direct the disposition of the securities of the Company acquired by the Seller pursuant to the Business Combination. The address of Stephen Feinberg is c/o Cerberus Capital Management, L.P., 875 Third Avenue, New York, New York 10022.
(3)	Represents shares of common stock held directly by Coliseum Capital Partners, L.P. (“CCP”), Coliseum Capital Partners II, L.P. (“CCP2”) and a separate account (the “Separate Account”) investment advisory client of Coliseum Capital Management, LLC (“Coliseum Capital Management”). Does not include 100,000 shares of Series A Preferred Stock held directly by Coliseum School Bus Holdings, LLC (“CSB”) that are convertible into 862,811 shares of Company common stock (assuming a conversion price of $11.59 per share), as such shares are subject to a beneficial ownership limitation, which requires 65 days’ notice before a holder of Series A Convertible Preferred Stock may convert its Series A Convertible Preferred Stock into Company common stock, to the extent such holder would beneficially own in excess of 9.99% of the Company common stock outstanding after giving effect to such conversion (the “Beneficial Ownership Limitation”). If CSB gave notice that it wanted to eliminate the Beneficial Ownership Limitation, five days thereafter Coliseum Capital Management would beneficially own 3,362,811 shares, or 15.6%, of Company common stock. Coliseum Capital Management is the investment manager for each of CCP, CCP2, the Separate Account and CSB. Adam Gray (“Gray”) and Chris Shackelton (“Shackelton”) are managers of Coliseum Capital Management. Accordingly, Gray and Shackelton may be deemed to have shared voting and dispositive power with respect to the shares of Company stock owned by each of CCP, CCP2, the Separate Account and CSB and thus may deemed to beneficially own shares of stock held by these entities. The address for each of CCP, CCP2, the Separate Account, CSB, Gray and Shackelton is Metro Center, 1 Station Place, 7th Floor, Stamford, CT 06902.
(4)	The Osterweis Strategic Income Fund and The Osterweis Strategic Investment Fund, referred to herein collectively as the “PIPE Investment Investor,” acquired 400,000 shares of Series A Convertible Preferred Stock upon consummation of the Business Combination. The shares set forth in the table above with respect to the PIPE Investment Investor represent the shares of the Company’s common stock into which such 400,000 shares are initially convertible (assuming a conversion price of $11.59 per share), subject to the Beneficial Ownership Limitation. If the PIPE Investment Investor gave notice that it wanted to eliminate the Beneficial Ownership Limitation, five days thereafter the PIPE Investment Investor would beneficially own approximately 3,451,251 shares, or 14.3%, of Company common stock (assuming a conversion price of $11.59 per share). For purposes of calculating beneficial ownership of the Company’s common stock, the shares of common stock issuable to the PIPE Investment Investor upon conversion of the Series A Convertible Preferred Stock are deemed outstanding in calculating the PIPE Investment Investor’s beneficial ownership but are not deemed outstanding in calculating the beneficial ownership of any other person referenced in the table above. The address of the Osterweis Strategic Income Fund and The Osterweis Strategic Investment Fund is One Maritime Plaza, Suite 800, San Francisco, CA 94111.

(5)	The Company believes that two funds managed by Overland Advisors, LLC, referred to herein as the “Backstop Commitment Investor,” acquired approximately 1,100,915 shares of common stock in market purchases pursuant to the Backstop Commitment. In addition, the Company issued 102,750 shares to the Backstop Commitment Investor at the Closing as a utilization fee. The shares set forth in the table above with respect to the Backstop Commitment Investor represent the sum of these two amounts. The Backstop Commitment Investor’s address is 601 Gateway Boulevard, South San Francisco, California 94080.
(6)	Consists of shares deemed to be beneficially owned by Mr. Hennessy, as described in Note 1 above, and Mr. Gray, as described in Note 3 above. If CSB gave notice that it wanted to eliminate the Beneficial Ownership Limitation, five days thereafter all directors and executive officers as a group would beneficially own 7,547,516 shares, or 30.9%, of Company common stock.

Directors and Executive Officers

With the exception of Adam Gray, information with respect to the Company’s directors and executive officers immediately after the consummation of the Business Combination is set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 253 and in the other sections of the Proxy Statement cross-referenced therein, all of which information is incorporated herein by reference.

In connection with the investment made by the Common/Preferred Investor, Adam Gray was named to our Board immediately prior to the consummation of the Business Combination and Kevin Charlton resigned from the Board in order to accommodate Mr. Gray’s appointment. Biographical information regarding Mr. Gray is set forth below:

Adam Gray, age 49, is a managing partner of Coliseum Capital Management, a private firm that makes long-term investments in both public and private companies, which he co-founded in December 2005. He also serves as non-executive Chairman of Redflex Holdings Limited and on the board of directors of both New Flyer Industries, Inc. and Uno Restaurant Holdings Corporation. Mr. Gray served on the board of directors of DEI Holdings, Inc. from February 2009 until its sale in June 2011, and on the board of directors of Benihana Inc. from September 2010 until its sale in August 2012. From January 2005 to November 2005, Mr. Gray was a consultant for a private investment firm. From 2003 to 2004, Mr. Gray served as Executive Vice President, Strategic Projects and Capital Management at Burger King Corp. From 1993 to 2003, Mr. Gray held several executive positions with the Metromedia Restaurant Group, comprised of S&A Restaurant Corp. and Metromedia Steakhouses Company, LP, which included the Bennigan’s, Steak & Ale, Ponderosa and Bonanza restaurant concepts. Prior to that time, Mr. Gray served as an Associate at Kluge & Co. and an analyst within Morgan Stanley’s Merchant Banking Group. Mr. Gray holds both a BSE in Finance from the Wharton School of Business and a BS in Mechanical Engineering from the School of Engineering & Applied Science at the University of Pennsylvania.

We expect to conduct our next annual meeting of stockholders during the first calendar quarter of 2016 and thereafter conduct our annual meetings during the first calendar quarter of each subsequent year. At a special meeting conducted in lieu of an annual meeting on February 23, 2015, Gurminder S. Bedi, Dennis Donovan and Alan H. Schumacher were each elected as Class I directors with terms commencing upon consummation of the Closing and expiring at the time of our third annual meeting following the Business Combination (expected to be held during the first calendar quarter of 2018). Effective as of the Closing, the size of the board of directors was increased to nine members, and the board appointed Chan W. Galbato to serve as a Class II director, together with existing director Daniel Hennessy and Adam Gray, with terms expiring at the time of our first annual meeting following the Business Combination (expected to be held during the first calendar quarter of 2016), and Phil Horlock, Dev Kapadia and James Marcotuli were appointed to serve as Class III directors, with terms expiring at the time of our second annual meeting following the Business Combination (expected to be held during the first calendar quarter of 2017). Biographical information for the members of our board (other than Mr. Gray, whose biographical information is set forth above) is set forth in the following sections of the Proxy Statement beginning on the following pages, all of which information is incorporated herein by reference:

Director	Section of the Proxy Statement	Proxy Page
Gurminder S. Bedi	“Director Election Proposal”	169

Dennis Donovan	“Director Election Proposal”	169-170

Alan H. Schumacher	“Director Election Proposal”	170

Daniel J. Hennessy	“Information About Hennessy Capital”	187-188

Phil Horlock	“Information About Blue Bird”	215

Chan Galbato	“Management After the Business Combination”	254

Dev Kapadia	“Management After the Business Combination”	254

James Marcotuli	“Management After the Business Combination”	254

Upon the Closing, Mr. Galbato was elected to serve as Chairman of the Board, Mr. Hennessy was elected to serve as Vice Chairman of the Board, Messrs. Bedi, Kapadia, Marcotuli and Schumacher (Chairman) were appointed by the board of directors to serve on the Audit Committee of the board of directors, Messrs. Galbato, Donovan and Kapadia (Chairman) were appointed by the board of directors to serve on the Compensation Committee of the board of directors and Messrs. Galbato (Chairman), Hennessy and Kapadia were appointed by the board of directors to serve on the Corporate Governance and Nominating Committee of the board of directors. Information with respect to the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is set forth in the Proxy Statement in the section entitled “Management after the Business Combination” beginning on page 253, which is incorporated herein by reference.

At or promptly after the Closing, Phil Horlock was appointed to serve as the Company’s President and Chief Executive Officer, John Kwapis was appointed to serve as the Company’s Chief Operating Officer, Phil Tighe was appointed to serve as the Company’s Chief Financial Officer, Dale Wendell was appointed to serve as the Company’s Chief Commercial Officer, Mike McCurdy was appointed to serve as the Company’s Vice President of Human Resources and Vice President of External Affairs and Paul Yousif was appointed to serve as the Company’s Vice President of Legal Affairs, Corporate Treasurer and Corporate Secretary. Biographical information for these individuals is set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 253, which is incorporated herein by reference.

In connection with the Closing, Bradley Bell, Richard Burns, Kevin Charlton and Peter Shea resigned from their positions as directors of Hennessy Capital and Daniel Hennessy, Kevin Charlton and Charles Lowery resigned from their positions as officers of Hennessy Capital. Mr. Hennessy was thereupon named as the Vice Chairman of the Company’s Board of Directors.

Executive Compensation

The compensation of Hennessy Capital’s executive officers before the Business Compensation is described in the Proxy Statement in the section entitled “Information About Hennessy Capital – Executive Compensation” beginning on page 194, which is incorporated herein by reference. The compensation of Blue Bird’s named executive officers before the Business Combination is described in the Proxy Statement in the section entitled “Executive and Director Compensation of Blue Bird” beginning on page 217, which is incorporated herein by reference.

On February 23, 2015, the stockholders of Hennessy Capital approved the Blue Bird Corporation 2015 Omnibus Equity Incentive Plan (the “Incentive Plan”). The description of the Incentive Plan set forth in the section of the Proxy Statement entitled “Incentive Plan Proposal” beginning on page 175 is incorporated herein by reference. A copy of the full text of the Incentive Plan is set forth as Annex D to the Proxy Statement and is incorporated herein by reference.

Director Compensation

The compensation of Blue Bird’s directors before the Business Combination is described in the Proxy Statement in the section entitled “Executive and Director Compensation of Blue Bird” beginning on page 217, which is incorporated herein by reference

The board has not yet made a determination regarding compensation to be paid to the Company’s directors subsequent to the Business Combination.

Certain Relationships and Related Party Transactions

A description of certain relationships and related party transactions is included in the Proxy Statement in the section entitled “Certain Relationships and Related Party Transactions” beginning on page 277, which is incorporated herein by reference.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement—Indemnification Agreements,” of this Current Report on Form 8-K is incorporated herein by reference.

Independence of Directors

The Company’s board of directors has determined that Gurminder S. Bedi, Dennis Donovan, Chan W. Galbato, Daniel Hennessy, Adam Gray, Dev Kapadia, James Marcotuli and Alan H. Schumacher are independent within the meaning of Nasdaq Rule 5605(a)(2) and, to the extent applicable, that they qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership.

Legal Proceedings

Information about Blue Bird’s legal proceedings is set forth in the Proxy Statement in the section entitled “Information about Blue Bird—Legal Proceedings” beginning on page 215, which is incorporated herein by reference.

Properties

Information about Blue Bird’s properties is set forth in the Proxy Statement in the section entitled “Information about Blue Bird—Facilities” beginning on page 212, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information about the market price, number of stockholders and dividends for the Company’s securities is set forth in the Proxy Statement in the section entitled “Price Range of Securities and Dividends” beginning on page 280, which is incorporated herein by reference. On February 27, 2015, the closing sale price of our common stock and Warrants was $9.75 per share and $0.65 per Warrant, respectively. During the period from January 16, 2015 through February 27, 2015, the high and low sales prices for our common stock and Warrants were as follows:

Shares		Warrants
High	Low	High	Low
$12.00	$9.50	$0.75	$0.46

The Company believes that, prior to the consummation of the Business Combination, there were eight holders of record of the Company’s common stock, two holders of record of our Warrants and one holder of record of units (which, upon consummation of the Business Combination were divided into shares of our common stock and Warrants).

In connection with the closing of the Business Combination, the Company’s common stock trading symbol was changed to “BLBD” and its warrant trading symbol was changed to “BLBDW.”

For information regarding our ability to remain quoted on Nasdaq, see “Risk Factors” above.

Recent Sales of Unregistered Securities

Information about unregistered sales of Hennessy Capital’s equity securities is set forth in “Part II, Item 15. Recent Sales of Unregistered Securities” of Amendment No. 4 to Hennessy Capital’s Registration Statement on Form S-1 (File No. 333-192892) filed with the SEC on January 16, 2014 and in Item 3.02 of Hennessy Capital’s Current Report on Form 8-K filed on September 23, 2014.

On February 24, 2015, the Company consummated:

•	the Business Combination, issuing a total of 12,000,000 shares of common stock to the Seller as the Equity Component of the Total Purchase Price;

•	the PIPE Investment, issuing 400,000 shares of Series A Convertible Preferred Stock to the PIPE Investment Investor for gross proceeds to the Company of approximately $40 million;

•	the Subsequent PIPE Investment, issuing 100,000 shares of Series A Convertible Preferred Stock to the Common/Preferred Investor for gross proceeds to the Company of approximately $10 million; and

•	the Subsequent Common Backstop Placement, issuing 2,500,000 shares of common stock to the Common/Preferred Investor for gross proceeds to the Company of approximately $25 million.

In addition, the Company issued 102,750 Utilization Fee Shares to the Backstop Commitment Investor upon consummation of the Business Combination.

With respect to each of these issuances, the Company relied upon an exemption from registration under the Securities Act, by reason of Section 4(a)(2) thereof. The following factors were considered in determining the availability of that exemption:

(1)	Number of offerees. In connection with the Business Combination, shares of the Company’s common stock were issued to a limited number of investors - the Seller and funds affiliated with the PIPE Investment Investor, the Backstop Commitment Investor and the Common/Preferred Investor.

(2)	Sophistication of the offerees. Based on representations made by each investor, each of the offerees are accredited investors and have sufficient knowledge and experience in finance and business matters to evaluate the risks and merits of holding the Company’s securities.

(3)

Relationship between the issuer and the offerees. Because Hennessy Capital was a special purpose acquisition company, the post-Business Combination operations of the Company will be the historic operations of Blue Bird. Prior to the closing of the Business Combination, the Seller owned Blue Bird, which afforded it access to disclosure of more information than a registration statement would provide. Further, the PIPE

Investment Investor, the Backstop Commitment Investor and the Common/Preferred Investor were provided with all information that they required in order to make their investments.

(4)	Size and manner of the offering. The Seller participated in the issuance of the Company’s common stock pursuant to a purchase agreement (a copy of which is set forth in Annex A to the Proxy Statement) as a result of confidential negotiations between Hennessy Capital and the Seller. There was no general solicitation made for participation in the PIPE Investment, the Subsequent PIPE Investment or the Subsequent Common Backstop Placement. Hennessy Capital, in consultation with its financial advisors, met with a limited number of potential investors that had a high probability of participating in the afore-mentioned transactions.

The Company is relying on Section 3(a)(9) of the Securities Act to exempt the issuance of shares of our common stock pursuant to the pending Public Warrant Exchange Offer from the registration requirements of the Securities Act. We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Public Warrant Exchange Offer (other than fees to the information agent).

The Company will rely upon the exemption from registration under the Securities Act provided by Section 4(a)(2) thereof to consummate the Sponsor Warrant Exchange on the eleventh business day following the consummation of the Public Warrant Exchange Offer. In that transaction, there is a single offeree, the HCAC Sponsor, representatives of which established Hennessy Capital and have participated in substantial due diligence with respect to Blue Bird as set forth in the Proxy Statement in the section entitled “The Business Combination Proposal – Background of the Business Combination” beginning on page 124, which is incorporated herein by reference.

Concurrent with the closing of the Business Combination, the HCAC Sponsor forfeited a total of 2,002,750 shares of the Company’s common stock.

Description of the Company’s Securities

A description of the Company’s preferred stock, common stock and warrants is included in the Proxy Statement in the section entitled “Description of Securities” beginning on page 259, which description is incorporated herein by reference, and in “Item 1.01 Entry Into a Material Agreement—Subscription Agreement” of the registrant’s Current Report on Form 8-K filed by the registrant on February 19, 2015, which description is incorporated herein by reference.

The Company has authorized 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which 2,000,000 shares have been designated as our Series A Convertible Preferred Stock. Upon consummation of the Business Combination, after giving effect to the redemptions and forfeitures described above, the PIPE Investment, the Subsequent PIPE Investment, the Subsequent Common Backstop Placement and the issuance of the Equity Component but without giving effect to the Sponsor Warrant Exchange and the Public Warrant Exchange Offer, there were 19,480,300 shares of the Company’s common stock issued and outstanding, 500,000 shares of Series A Convertible Preferred Stock of the Company outstanding and Warrants to purchase 23,625,000 shares of the Company’s common stock outstanding. After reflecting the issuance of 1,212,500 shares of common stock in exchange for 12,125,000 Warrants pursuant to the Sponsor Warrant Exchange and the Public Warrant Exchange Offer, there would be 20,692,800 shares of the Company’s common stock issued and outstanding, 500,000 shares of Series A Convertible Preferred Stock of the Company outstanding and Warrants to purchase 11,500,000 shares of the Company’s common stock outstanding. To the Company’s knowledge, as of the consummation of the Business Combination, there were approximately 14 holders of record of the Company’s common stock, and two holders of record of the Company’s Warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names. The shares of Series A Convertible Preferred Stock issued at the closing were issued to the PIPE Investor and the Subsequent PIPE Investor.

Indemnification of Directors and Officers

Information about the indemnification of the Company’s directors and officers is set forth in the Proxy Statement in the section entitled “The Business Combination Proposal—Indemnification of Directors and Officers; Directors’ and Officers’ Insurance” beginning on page 114, and in Amendment No. 4 to Hennessy Capital’s Registration Statement on Form S-1 (File No. 333-333-192892) filed with the SEC on January 16, 2014, in the section entitled “Management—Limitation on Liability and Indemnification of Officers and Directors,” beginning on page 107, and in Item 14 of Part II thereof, all of which information is incorporated herein by reference. See also “Item 1.01 Entry Into a Material Agreement – Indemnification Agreements” of this Current Report on Form 8-K, which is incorporated herein by reference.

Financial Statements and Supplementary Data

The historical financial statements (and accompanying notes) of Blue Bird identified in Section (a) under “Item 9.01 Financial Statements and Exhibits” of this Current Report on Form 8-K are incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The information set forth under “Item 4.01. Changes in Registrant’s Certifying Accountant” of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding Blue Bird’s credit facility set forth under “Blue Bird Management’s Description and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Indebtedness” beginning on page 241 of the Proxy Statement is incorporated in this Item 2.03 by reference.

Item 3.02.	Unregistered Sale of Equity Securities

The information regarding unregistered sales of equity securities set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets – Recent Sales of Unregistered Securities” in this Current Report on Form 8-K is incorporated in this Item 3.02 by reference.

Item 4.01.	Changes in Registrant’s Certifying Accountant

(a) Previous independent registered public accounting firm:

(i) In a Current Report on Form 8-K filed by Hennessy Capital on July 7, 2014, Hennessy Capital made the following disclosure:

“On June 30, 2014, KPMG LLP (“KPMG”) acquired certain assets of Rothstein Kass & Company, P.C. and certain of its affiliates (“Rothstein Kass”), the independent registered public accounting firm for Hennessy Capital Acquisition Corp. (the “Company”). As a result of this transaction, on June 30, 2014, Rothstein Kass resigned as the independent registered public accounting firm for the Company.

During the fiscal year ended December 31, 2013, Rothstein Kass’s audit report on the Company’s financial statements did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2013 and the subsequent period through the date of this Current Report on Form 8-K, (i) there were no disagreements between the Company and Rothstein Kass on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Rothstein Kass’s satisfaction, would have caused Rothstein Kass to make reference in connection with Rothstein Kass’s opinion to the subject matter of the disagreement; and (ii) there were no “reportable events” as the term is described in Item 304(a)(1)(v) of Regulation S-K.”

Hennessy Capital provided Rothstein Kass with a copy of the above-mentioned disclosure, and requested that Rothstein Kass furnish it with a letter addressed to the SEC stating whether it agreed with the above-mentioned disclosure. The letter from Rothstein Kass, dated July 7, 2014, was filed as Exhibit 16.1 to Hennessy Capital’s Current Report on Form 8-K filed by Hennessy Capital on July 7, 2014.

(ii) On February 28, 2015, the Company’s Audit Committee confirmed, recommended and approved the dismissal of KPMG LLP (“KPMG”) as Hennessy Capital’s independent registered public accounting firm. For the year ended December 31, 2014, KPMG’s audit report on Hennessy Capital’s financial statements did not contain an adverse opinion or disclaimer of opinion, nor was it qualified as to audit scope or accounting principles. However, such report was modified as to uncertainty regarding a substantial doubt about Hennessy Capital’s ability to continue as a going concern given Hennessy Capital’s negative working capital at December 31, 2014, and other matters. During the year ended December 31, 2014 and the subsequent period through the date of KPMG’s dismissal, (i) there were no “disagreements” (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between Hennessy Capital and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference in connection with KPMG’s opinion to the subject matter of the disagreement; and (ii) there were no “reportable events” as the term is described in Item 304(a)(1)(v) of Regulation S-K. We have given permission to KPMG to respond fully to the inquiries of the successor auditor. We furnished a copy of this disclosure to KPMG and have requested that KPMG furnish us with a letter addressed to the SEC stating whether such firm agrees with the above statements. Such letter shall be filed as an amendment to this Current Report on Form 8-K.

(b) New independent registered public accounting firm:

(i) On February 28, 2015, as part of the change in independent registered public accounting firms described in Section (a)(ii) above, the Company’s Audit Committee confirmed, recommended and approved the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the fiscal year ending October 3, 2015.

(ii) During the two most recent fiscal years and through February 28, 2015, Hennessy Capital has not consulted with PricewaterhouseCoopers LLP regarding either (1) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the financial statements of Hennessy Capital, or (2) any matter that was the subject of a disagreement or a reportable event described in Items 304(a)(1)(iv) or (v), respectively, of Regulation S-K.

or the type of audit opinion that might be rendered on the financial statements of Hennessy Capital, or (2) any matter that was the subject of a disagreement or a reportable event described in Items 304(a)(1)(iv) or (v), respectively, of Regulation S-K.

Item 5.01.	Change in Control of Registrant.

Prior to the consummation of the Business Combination, Hennessy Capital was a special purpose acquisition company. It was controlled by the HCAC Sponsor, which on the date of the Proxy Statement beneficially owned 18.6% of the Hennessy Capital common stock (excluding Warrants, as they were not exercisable until the later of 30 days after the completion of the Business Combination or January 23, 2015). Substantially all of the remaining shares owned prior to the consummation of the Business Combination were owned by Hennessy Capital’s public stockholders.

By virtue of the consummation of the Business Combination, the HCAC Sponsor has ceased to control the Company. The former management of Hennessy Capital no longer holds any executive officer positions and the HCAC Sponsor’s designees on the Company’s board of directors now represent only two of nine of the members of the Company’s board of directors.

By virtue of the Business Combination, the Seller (The Traxis Group B.V., a limited liability company existing under the laws of the Netherlands, which limited liability company is majority owned by funds affiliated with Cerberus Capital Management, L.P.) effectively controls the Company as a result of, among other things, (i) the 12,000,000 shares of the Company’s common stock issued to the Seller as the Equity Component of the Total Purchase Price, (ii) the Seller’s designation of two-thirds of the members of the Company’s board of directors and (iii) the designation of the management of School Bus Holdings to each of the executive officer positions in the Company, enabling such management to control the day-to-day operations of the Company. Reference is made to “Item 2.01. Completion of Acquisition or Disposition of Assets—Security Ownership of Certain Beneficial Owners and Management,” which is incorporated herein by reference, for information regarding the percentage of voting securities of the registrant now beneficially owned directly or indirectly by the Seller.

To acquire such control, the Seller sold to the Company all of the outstanding capital stock of School Bus Holdings pursuant to the Purchase Agreement.

Substantially concurrently with the execution of the Purchase Agreement, the HCAC Sponsor entered into a letter agreement with the Seller, which provides that the Seller will not, and will cause its affiliates to not, vote or provide consent, directly or indirectly, to remove Daniel Hennessy from the Company’s board of directors without cause at any time from and after the closing of the Business Combination through the 2017 annual meeting of stockholders. Prior to any sale, transfer or other disposition of any shares of our common stock by the Seller to an affiliate, such affiliate will be required to agree to be bound by the restrictions of this letter agreement. The Seller entered into a similar agreement with the Common/Preferred Investor on February 18, 2015, agreeing that it will not, and will cause its affiliates to not, vote or provide consent, directly or indirectly, to remove Adam Gray from the Company’s board of directors without cause at any time from and after the closing of the Business Combination through the 2016 annual meeting of stockholders.

For information about a Voting and Support Agreement, which, among other things, required the HCAC Sponsor to vote in favor of proposals submitted at Hennessy Capital’s stockholders’ meeting conducted on February 23, 2015 and which terminated upon consummation of the Business Combination, see the description of that agreement in the Proxy Statement in the section entitled “Special Meeting in Lieu of 2015 Annual Meeting of Hennessy Capital Stockholders – Vote of Hennessy Capital Founders and Chairman and CEO” beginning on page 99, which is incorporated by reference herein.

The Company is not aware of any arrangements, including any pledge by any person of securities of the Company or any of its parent entities, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2015, Gurminder S. Bedi, Dennis Donovan and Alan H. Schumacher were elected to the Company’s board by Hennessy Capital’s stockholders. On February 24, 2015:

•	Bradley Bell, Richard Burns, Kevin Charlton and Peter Shea resigned from their positions as directors of the Company;

•	Daniel J. Hennessy ceased to serve as the Chairman of the Board and Chief Executive Officer of the Company;

•	Kevin Charlton ceased to serve as the Company’s President and Chief Operating Officer;

•	Charles B. Lowrey II ceased to serve as the Executive Vice President, Chief Financial Officer and Secretary of the Company;

•	Adam Gray was elected to fill Mr. Charlton’s position on the Board;

•	Chan W. Galbato, Phil Horlock, Dev Kapadia and James Marcotuli were appointed to the Company’s board by the Company’s board;

•	Chan Galbato was elected by the Company’s board to serve as the Chairman of the Board;

•	Daniel J. Hennessy was elected by the Company’s board to serve as the Vice Chairman of the Board; and

•	Philip Horlock was appointed to serve as the Company’s President and Chief Executive Officer, John Kwapis was appointed to serve as the Company’s Chief Operating Officer, Philip Tighe was appointed to serve as the Company’s Chief Financial Officer, Dale Wendell was appointed to serve as the Company’s Chief Commercial Officer, Mike McCurdy was appointed to serve as the Company’s Vice President of Human Resources and Vice President of External Affairs and Paul Yousif was appointed to serve as the Company’s Vice President of Legal Affairs, Corporate Treasurer and Corporate Secretary. Such appointments were made by the Company’s board or, in the case of Mr. Horlock, by Hennessy Capital’s board.

Biographical information for the new executive officers of the Company is set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 253, which is incorporated herein by reference.

For cross references to the biographical information regarding our directors and for information regarding the committees on which each member of our board has been appointed to serve, see “Item 2.01. Completion of Acquisition or Disposition of Assets – Directors and Executive Officers” in this Current Report on Form 8-K, all of which information is incorporated herein by reference.

For information regarding any related party transaction (as defined in Item 404(a) of Regulation S-K) involving the members of the Company’s board of directors and executive officers, see “Certain Relationships and Related Party Transactions,” beginning on page 277 of the Proxy Statement, which information is incorporated herein by reference.

For information regarding (i) any material plan, contract or arrangement in which any of the Company’s directors is a party or participates that was entered into or materially amended in connection with the Business Combination and any grant or award made to any of the Company’s directors under any such plan, contract or arrangement and (ii) any material compensatory plan, contract or arrangement in which the Company’s principal executive officer, principal financial officer, executive officer named in a Summary Compensation Table in the Proxy Statement or other comparable officer participates or is a party, any material amendment to any such plan, contract or arrangement and any material grant or award to any such person under any such plan, contract or arrangement, see (a) the section in the Proxy Statement entitled “Incentive Plan Proposal” beginning on page 175, (b) the section in the Proxy Statement entitled “Executive and Director Compensation of Blue Bird” beginning on page 217, (c) the section in the Proxy Statement entitled “Management After the Business Combination – Director Compensation” beginning on page 256, (d) the section in the Proxy Statement entitled “Management After the Business Combination – Executive Compensation” beginning on page 257, (e) the section in the Proxy Statement entitled “Information About Hennessy Capital – Executive Compensation” beginning on page 194, (f) “Item 1.01. Entry Into a Material Agreement” in this Current Report on Form 8-K and (g) “Item 2.01. Completion of Acquisition or Disposition of Assets – Director Compensation” in this Current Report on Form 8-K, all of which information is incorporated herein by reference.

Upon recommendation of its Compensation Committee, the Company has adopted forms of grant agreements under the Incentive Plan for incentive stock options, non-qualified stock options, restricted stock and restricted stock units. Copies of the forms of such grant agreements are attached to this Current Report on Form 8-K as Exhibits 10.16, 10.17, 10.18 and 10.19, respectively.

Item 5.06.	Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of an initial Business Combination as required by Hennessy Capital’s Amended and Restated Certificate of Incorporation, the Company ceased to be a shell company upon the closing of the Business Combination. The material terms of the Business Combination are described in the Proxy Statement in the section entitled “The Business Combination Proposal” beginning on page 106, which is incorporated herein by reference, and in the Proxy Statement Supplement in the section entitled “Supplemental Information to Proxy Statement” beginning on page 22, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The following audited consolidated financial statements of School Bus Holdings Inc. and its subsidiaries, together with the report thereon and the notes thereto, are incorporated herein by reference to the Proxy Statement, beginning on the pages of the Proxy Statement set forth below:

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of September 27, 2014 and September 28, 2013	F-3

Consolidated Statements of Operations and Comprehensive Income (Loss) for the fiscal years ended September 27, 2014, September 28, 2013 and September 29, 2012	F-4

Consolidated Statements of Changes in Stockholders’ Equity for the fiscal years ended September 27, 2014, September 28, 2013 and September 29, 2012	F-5

Consolidated Statements of Cash Flows for the fiscal years ended September 27, 2014, September 28, 2013 and September 29, 2012	F-6

Notes to Consolidated Financial Statements	F-7

The following unaudited condensed consolidated financial statements of School Bus Holdings Inc. and its subsidiaries, together with the notes thereto, are included in this Current Report on Form 8-K on the pages set forth below:

(b) Pro Forma Financial Information.

Reference is made to Item 2.01 of this Current Report on Form 8-K, “Completion of Acquisition or Disposition of Assets – Unaudited Pro Forma Condensed Combined Financial Information” for the following pro forma financial information:

Introduction

Unaudited Pro Forma Condensed Combined Balance Sheet as of January 3, 2015

Unaudited Pro Forma Condensed Combined Statement of Operations for the quarter ended January 3, 2015

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended September 27, 2014

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(d) Exhibits

Exhibit No.	Exhibit

2.1†	Purchase Agreement, dated as of September 21, 2014, by and among the registrant, Hennessy Capital Partners I LLC (solely for purposes of Section 10.01(a) thereof) and The Traxis Group B.V. (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed by the registrant on September 24, 2014).

2.2	Amendment No. 1 to Purchase Agreement, dated as of February 10, 2015, by and among the registrant, Hennessy Capital Partners I LLC (solely for purposes of Section 10.01(a) thereof) and The Traxis Group B.V. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed by the registrant on February 11, 2015).

2.3	Amendment No. 2 to Purchase Agreement, dated as of February 18, 2015, by and among the registrant, Hennessy Capital Partners I LLC (solely for purposes of Section 10.01(a) thereof) and The Traxis Group B.V. (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed by the registrant on February 19, 2015).

3.1	The registrant’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed by the registrant on February 26, 2015).

3.2	The registrant’s Certificate of Designations establishing its Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed by the registrant on February 26, 2015).

4.1*	Specimen stock certificate for the registrant’s common stock.

4.2*	Specimen stock certificate for the registrant’s Series A Convertible Preferred Stock.

4.3*	Specimen warrant certificate.

4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and the registrant (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on January 23, 2014).

10.1	Form of Letter Agreement among the registrant and its officers, directors and security holders (incorporated by reference to Exhibit 10.2 to the registrant’s Registration Statement on Form S-1 (No. 333-192892, as filed on December 20, 2013)).

10.2	Registration Rights Agreement between the registrant and certain security holders entered into in connection with the registrant’s initial public offering (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on January 23, 2014).

10.3	Securities Subscription Agreement, dated September 24, 2013, among the registrant and Hennessy Capital Partners I LLC (incorporated by reference to Exhibit 10.5 to the registrant’s Registration Statement on Form S-1 (No. 333-192892, as filed on December 20, 2013)).

†	The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

56

10.4	Sponsor Warrants Purchase Agreement dated October 15, 2013 among the registrant and Hennessy Capital Partners I LLC (incorporated by reference to Exhibit 10.6 to the registrant’s Registration Statement on Form S-1 (No. 333-192892, as filed on December 20, 2013)).

10.5*	Credit agreement, dated as of June 27, 2014, by and among Blue Bird Body Company, as borrower, School Bus Holdings Inc., certain other subsidiaries of School Bus Holdings Inc., the joint book runners and joint lead arrangers parties thereto, the co-syndication agents parties thereto and Societe General, as administrative agent.

10.6††	Blue Bird Corporation 2015 Omnibus Equity Incentive Plan (incorporated by reference to Annex D to the Proxy Statement).

10.7	Form of Amended and Restated Preferred Subscription Agreement by and among Hennessy Capital Acquisition Corp., The Traxis Group B.V. and the investors named therein providing, among other things, for the PIPE Investment (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed by the registrant on September 24, 2014).

10.8	Form of Backstop and Subscription Agreement by and among the registrant, The Traxis Group B.V., Hennessy Capital Partners I LLC and the investors named therein providing, among other things, for the Common Backstop Placement (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed by the registrant on September 24, 2014).

10.9	Director Removal Letter Agreement, dated as of September 21, 2014, by and between The Traxis Group B.V. and Hennessy Capital Partners I LLC. (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed by the registrant on September 24, 2014).

10.10	Sponsor Warrant Exchange Letter Agreement, dated as of September 21, 2014, by and among Hennessy Capital Acquisition Corp., The Traxis Group B.V. and Hennessy Capital Partners I LLC. (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed by the registrant on September 24, 2014).

10.11*	Registration Rights Agreement, dated as of February 24, 2015, by and among Blue Bird Corporation (formerly known as Hennessy Capital Acquisition Corp.), The Traxis Group B.V., the Backstop Commitment Investor, the PIPE Investment Investor and the Common/Preferred Investor.

10.12	Form of Seller Lock-Up Agreement, by and between Hennessy Capital Acquisition Corp. and The Traxis Group B.V. (incorporated by reference to Exhibit 10.7 to the registrant’s Current Report on Form 8-K filed by the registrant on September 24, 2014).

57

10.13	Form of Sponsor Lock-Up Agreement, by and among The Traxis Group B.V., Hennessy Capital Partners I LLC and the stockholders named therein (incorporated by reference to Exhibit 10.8 to the registrant’s Current Report on Form 8-K filed by the registrant on September 24, 2014).

10.14*††	Phantom Equity Plan.

10.15*††	Amendment No. 1 to Phantom Equity Plan.

10.16*††	Form of grant agreement for incentive stock options granted under the registrant’s Incentive Plan.

10.17*††	Form of grant agreement for non-qualified stock options granted under the registrant’s Incentive Plan.

10.18*††	Form of grant agreement for restricted stock granted under the registrant’s Incentive Plan.

10.19*††	Form of grant agreement for restricted stock units granted under the registrant’s Incentive Plan.

10.20	Subscription Agreement for 7.625% Series A Convertible Preferred Stock and Common Stock, dated as of February 18, 2015, by and among the registrant, The Traxis Group B.V. and the investors named therein, providing for, among other things, the Subsequent PIPE Investment and the Subsequent Common Stock Backstop Placement (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed by the registrant on February 19, 2015).

10.21	Director Removal Letter Agreement, dated as of February 18, 2015, by and between The Traxis Group B.V. and the investors named therein (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed by the registrant on February 19, 2015).

10.22	Founder Share Cancellation Agreement, dated as of February 10, 2015, by and among Hennessy Capital Acquisition Corp., Hennessy Capital Partners I LLC and The Traxis Group B.V. (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed by the registrant on February 11, 2015).

10.23*	Form of indemnity agreement between the registrant and each of its directors and executive officers.

14.1*	Amended and restated Code of Ethics.

99.1*	Amended and restated charter of the Audit Committee of the registrant’s Board of Directors.

99.2*	Amended and restated charter of the Compensation Committee of the registrant’s Board of Directors.

99.3*	Charter of the Corporate Governance and Nominating Committee of the registrant’s Board of Directors.

*	Filed herewith.
††	Management contract or compensatory plan or arrangement.

58

School Bus Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

January 3, 2015 and September 27, 2014

(in thousands except for share data)	As of January 3, 2015	As of September 27, 2014
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$23,485	$61,137
Accounts receivable, net	14,296	21,215
Inventories	68,916	71,300
Other current assets	3,682	4,353
Deferred tax asset	6,089	6,057

Total current assets	116,468	164,062

Property, plant, and equipment, net	28,305	29,949
Goodwill	18,825	18,825
Intangible assets, net	61,775	62,240
Equity investment in affiliate	9,899	9,871
Deferred tax asset	3,734	4,073
Other assets	2,757	2,912

Total assets	$241,763	$291,932

Liabilities and Stockholder’s Deficit
Current liabilities
Accounts payable	$65,746	$94,294
Accrued warranty costs—current portion	6,547	6,594
Accrued expenses	23,615	37,319
Deferred warranty income—current portion	4,143	4,117
Other current liabilities	1,490	5,668
Current portion of senior term debt	11,750	11,750

Total current liabilities	113,291	159,742

Long-term liabilities
Long-term term debt	208,842	211,118
Accrued warranty costs	8,679	8,965
Deferred warranty income	7,932	7,886
Other liabilities	12,314	12,136
Accrued pension liability	39,535	40,881

Total long-term liabilities	277,302	280,986

Guarantees, Commitments and Contingencies (Note 5)
Stockholder’s deficit
Common stock, $0.01 par value—100 shares authorized, issued and	1	1
outstanding
Additional paid-in capital	—	—
Retained deficit	(102,857)	(102,229)
Accumulated other comprehensive loss	(45,974)	(46,568)

Total stockholder’s deficit	(148,830)	(148,796)

Total liabilities and stockholder’s deficit	$241,763	$291,932

The accompanying notes are an integral part of these condensed consolidated financial statements.

School Bus Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended January 3, 2015, December 28, 2013

(in thousands except for share data)	Three Months Ended January 3, 2015	Three Months Ended December 28, 2013
	(unaudited)	(unaudited)
Net sales	$165,833	$145,993
Cost of goods sold	146,355	125,533

Gross profit	19,478	20,460

Operating expenses
Selling, general and administrative expenses	15,459	14,102

Operating profit	4,019	6,358
Interest expense	(5,135)	(275)
Interest income	32	25
Other income, net	11	21

Income (loss) before income taxes	(1,073)	6,129
Income tax (expense) benefit	431	(2,153)
Equity in net income of non-consolidated affiliate, net of tax	18	93

Income (loss) from continued operations	(624)	4,069
Loss from discontinued operations, net of tax	(4)	(6)

Net (loss) income	$(628)	$4,063
Defined benefit pension plan gain, net of tax $319, $245	594	456

Comprehensive (loss) income	$(34)	$4,519

Weighted average shares outstanding, basic and diluted	100	100
Basic and diluted income (loss) per share
Income (loss) from continuing operations	$(6,246)	$40,688
Income (loss) from discontinued operations	$(37)	$(55)

The accompanying notes are an integral part of these condensed consolidated financial statements.

School Bus Holdings Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Three Months Ended January 3, 2015, December 28, 2013

(in thousands of dollars)	Three Months Ended January 3, 2015	Three Months Ended December 28, 2013
	(unaudited)	(unaudited)
Cash flows from operating activities
Net (loss) income	$(628)	$4,063
Loss from discontinued operations, net of tax	4	6
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	2,263	2,435
Amortization of debt costs	809	25
Equity in net income of affiliate	(18)	(94)
Loss on disposal of fixed assets	469	11
Deferred taxes	(21)	969
Provision for bad debt	(33)	(19)
Amortization of deferred actuarial pension losses	913	701
Changes in assets and liabilities
Accounts receivable	6,952	3,894
Inventories	2,384	(9,559)
Other assets	684	497
Accounts payable	(25,452)	(8,943)
Accrued expenses, pension and other liabilities	(19,276)	(13,457)

Total adjustments	(30,326)	(23,540)

Net cash used in continuing operations	(30,950)	(19,471)
Net cash used in discontinued operations	(4)	(6)
Total cash used in operating activities	(30,954)	(19,477)

Cash flows from investing activities
Change in net investment in discounted leases	—	83
Cash paid for fixed assets	(861)	(613)
Proceeds from sale of assets	—	23
Restricted cash	—	362

Total cash used in investing activities	(861)	(145)

Cash flows from financing activities
Borrowings under the senior credit facility	—	837
Payments under the senior credit facility	—	(906)
Repayments under the subordinated term loans	(2,938)	(542)
Cash paid for capital leases	(27)	(224)
Cash paid for debt costs	(2,872)	—
Change in advances collateralized by discounted leases	—	(83)

Total cash used in financing activities	(5,837)	(918)

Change in cash and cash equivalents	(37,652)	(20,540)
Cash and cash equivalents at beginning of period	61,137	46,594

Cash and cash equivalents at end of period	$23,485	$26,054

Supplemental disclosures of cash flow information
Cash paid for interest	$8,313	$236
Cash received for interest	32	11
Cash paid for income taxes	359	37
Cash received for tax refund	—	48
Non-cash investing and financing activity
Capital lease acquisitions	—	166
Change in accounts payable for capital additions to property, plant and equipment	224	94

The accompanying notes are an integral part of these condensed consolidated financial statements.

SCHOOL BUS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.	Nature of Business and Basis of Presentation

Nature of Business

Blue Bird Body Company (“Blue Bird”), a wholly-owned subsidiary of School Bus Holdings, Inc. (“SBH”), was incorporated in 1958 and has manufactured, assembled, and sold school buses to a variety of municipal, federal, and commercial customers since 1927. The majority of Blue Bird’s sales are made to an independent distributor network, which in turn sells buses to ultimate end users. During the periods presented, SBH was wholly-owned by The Traxis Group B.V. (“Traxis”), which is majority owned by funds affiliated with Cerberus Capital Management, L.P. (“Cerberus”). The Company is headquartered in Fort Valley, Georgia. References in these notes to financial statements to “SBH,” the “Company,” “we,” “our,” or “us” refer to SBH and its wholly-owned subsidiaries, unless the context specifically indicates otherwise.

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

The Company uses the equity method to account for its investment in an entity that is not controlled, and where the Company has the ability to exercise significant influence over operating and financial policies. Consolidated net (loss) income includes the Company’s share of net (loss) income in this entity. The difference between consolidation and the equity method impacts certain of the Company’s financial ratios because of the presentation of the detailed line items reported in the condensed consolidated financial statements for consolidated entities, compared to a two-line presentation of “Equity investment in affiliate” on the Consolidated Balance Sheets and “Equity in net income of non-consolidated affiliate” on the Consolidated Statements of Operations and Comprehensive Income (Loss).

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Article 10 of Regulation S-X.

The Company’s fiscal year ends on the Saturday closest to September 30 with its quarters consisting of thirteen weeks in most years.

In the opinion of management, all adjustments considered necessary for a fair statement of financial results have been made. Such adjustments consist of only those of a normal recurring nature. Operating results for any interim period are not necessarily indicative of the results that may be expected for the entire year. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The condensed consolidated balance sheet data as of September 27, 2014 was derived from the Company’s audited financial statements but does not include all disclosures required by generally accepted accounting principles. For additional information, including the Company’s significant accounting policies, refer to the consolidated financial statements and related footnotes for the fiscal year ended September 27, 2014 as set forth in the Hennessy Capital Acquisition Corp. proxy statement dated January 20, 2015.

On February 24, 2015, the Company was acquired by Hennessey Capital Acquisition Corp. See Note 7 (Subsequent Events) for further information.

Reporting Periods

The Company’s fiscal year ends on the Saturday closest to September 30. For the first quarters in fiscal years 2014 and 2015, those periods ended December 28, 2013 and January 3, 2015, respectively. There were 13 weeks in the first quarter fiscal year 2014 and 14 weeks in the first quarter fiscal year 2015.

Use of Estimates and Assumptions

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions. At the date of the financial statements, these estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities, and during the reporting period, these estimates and assumptions affect the reported amounts of revenues and expenses. For example, significant management judgments are required in determining excess, obsolete, or unsalable inventory, allowance for doubtful accounts, potential impairment of long-lived assets, goodwill and intangibles, the accounting for self-insurance reserves, warranty reserves, pension obligations, income taxes, environmental liabilities and contingencies. Future events and their effects cannot be predicted with certainty, and, accordingly, the Company’s accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of the Company’s condensed consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. The Company evaluates and updates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company’s evaluations. Actual results could differ from the estimates that the Company has used.

2.	Supplemental Financial Information

Accounts Receivable

Accounts receivable, net consists of the following:

(in thousands of dollars)	As of January 3, 2015	As of September 27, 2014
Trade receivables	$14,334	$21,286
Allowance for doubtful accounts	(38)	(71)

	$14,296	$21,215

Inventory

Inventory consists of the following:

(in thousands of dollars)	As of January 3, 2015	As of September 27, 2014
Raw materials	$49,123	$45,570
Work in process	19,238	24,062
Finished goods	555	1,668

	$68,916	$71,300

Product Warranties

Activity in accrued warranty cost (current and long-term portion combined) was as follows during the fiscal quarters ended January 3, 2015 and December 28, 2013:

(in thousands of dollars)
Balances at September 28, 2013	$13,447
Add current period accruals	1,574
Current period reductions of accrual	(1,823)

Balances at December 28, 2013	$13,198

Balances at September 27, 2014	$15,559
Add current period accruals	1,849
Current period reductions of accrual	(2,182)

Balances at January 3, 2015	$15,226

Extended Warranty Income

Activity in deferred warranty income, for the sale of extended warranties of two to five years, was as follows during the fiscal quarters ended January 3, 2015 and December 27, 2013:

(in thousands of dollars)
Balance at September 28, 2013	$10,743
Add current period deferred income	450
Current period recognition of income	(976)

Balance at December 28, 2013	$10,217

Balances at September 27, 2014	$12,003
Add current period deferred income	1,167
Current period recognition of income	(1,095)

Balance at January 3, 2015	$12,075

Self-Insurance

Total accrued self-insurance comprised of workers compensation and health insurance related claims were as follows:

(in thousands of dollars)	As of January 3, 2015	As of September 27, 2014
Current portion	$3,773	$3,463
Long-term portion	3,030	3,028

	$6,803	$6,491

The current and long term portions of the accrued self-insurance liability are reflected in accrued expenses and other liabilities, respectively, on the balance sheet.

Shipping and Handling Revenue

Shipping and handling revenues represent costs billed to customers and are presented as net sales. Shipping and handling costs incurred are included in cost of goods sold. Shipping and handling revenues and costs for the fiscal quarters ended January 3, 2015 and December 27, 2013 were (in thousands):

	Three Months Ended January 3, 2015	Three Months Ended December 28, 2013
Net sales	$3,591	$2,963
Cost of goods sold	3,182	2,586

Pension Expense

Components of net periodic benefit cost for the fiscal quarters ended January 3, 2015 and December 27, 2013 were (in thousands):

	Three Months Ended January 3, 2015	Three Months Ended December 28, 2013
Interest cost	$1,427	$1,521
Expected return on plan assets	(1,599)	(1,631)
Amortization of prior loss	913	701

Net periodic benefit cost	$740	$591

Amortization of prior loss, recognized in other comprehensive income	$913	$701

Total recognized in net periodic pension benefit cost and other comprehensive income	$(173)	$(110)

3.	Debt

Debt consisted of the following:

(in thousands of dollars)	As of January 3, 2015	As of September 27, 2014
2020 senior term loan, net of discount of $ 11,470 and $12,132	$220,592	$222,868

Total debt	$220,592	$222,868

Less: Current portion of long-term debt	11,750	11,750
Long-term debt—net of current portion	$208,842	$211,118

In June 2014, the Blue Bird Body Company executed a new $235.0 million six year senior term loan provided by Societe Generale (the “Senior Credit Facility”), which acts as the administrative agent, SG Americas Securities LLC, Macquarie Capital (USA) INC., and Fifth Third Bank as joint book runners and Joint Lead Arrangers. The Senior Credit Facility amortizes at 5% per annum payable quarterly beginning January 3, 2015. The interest rate on the Senior Credit Facility is an election of either base rate plus 450 basis points or LIBOR (floor of 1 point) plus 550 basis points, and is 6.50% at both January 3, 2015 and

September 27, 2014. Blue Bird also has access to a $60.0 million revolving senior credit facility provided by Societe Generale (the “Senior Revolving Credit Facility”), which acts as the administrative agent, SG Americas Securities LLC and Macquarie Capital (USA) INC. The Senior Revolving Credit Facility carries an elective rate of either the base rate plus 450 basis points or LIBOR plus 550 basis points. No borrowings were outstanding on the Senior Revolving Credit Facility as of January 3, 2015 and September 27, 2014. Blue Bird may request letters of credit through its Senior Revolving Credit Facility up to a $15.0 million sub limit. There were $5.3 million of Letters of Credit outstanding on January 3, 2015. The commitment fee on unused amounts of the Senior Revolving Credit Facility is 0.5%. The Senior Credit Facility and the Senior Revolving Credit Facility were executed on June 27, 2014 and have six and five year terms, respectively. As of January 3, 2015 and September 27, 2014, $232.1 and $235.0 million respectively were outstanding on this indebtedness. Approximately $12.7 million of fees were netted out of the proceeds of the debt and paid directly to the lenders. An additional $1.6 million was paid to other third parties, which have been recorded as deferred financing costs. Approximately $1.2 million of fees related to the Senior Revolving Credit Facility were paid directly to the lenders. The Company’s Senior Credit Facility and Senior Term Loan are recognized on the Company’s balance sheet at their unpaid principal balances, and are not subject to fair value measurement. However, given that the loans carry a variable rate, the Company estimates that the unpaid principal balances of the loans would approximate their fair values.

Weighted-average annual effective interest rates of 6.5% and 6.5% were applicable to the Senior Credit Facility for the fiscal quarters ended January 3, 2015 and September 27, 2014. There were no borrowings on the Senior Revolving Credit Facility in the fiscal quarters ended January 3, 2015 and September 27, 2014. Total interest expense recognized by the Company during the fiscal quarters ended January 3, 2015 and December 28, 2013, were approximately $5.1 million and $0.3 million, respectively.

Annual schedules of the maturity of the principal of the Senior Credit Facility and Senior Term Loan for the next five fiscal years are as follows:

(in thousands of dollars)
2015	$8,812
2016	11,750
2017	11,750
2018	11,750
2019	11,750
2020	176,250

Total debt	$232,062

4.	Income Taxes

Income tax provisions for interim periods are based on estimated annual income tax rates, adjusted to reflect the effects of any significant infrequent or unusual items which are required to be discretely recognized within the current interim period. The effective tax rates in the periods presented are largely based upon the forecasted pre-tax earnings mix and allocation of certain expenses in various taxing jurisdictions where the Company conducts its business, primarily the United States.

The effective tax rates for the three month periods ended January 3, 2015 and December 28, 2013 were 40.2% and 35.1%, respectively. The effective tax rate for the three month period ended January 3, 2015 differed from the statutory federal income tax rate of 35.0% primarily as a result of: the benefit from a domestic production activities deduction and a discrete tax benefit from the extension of the U.S. Federal Research and Development Tax Credit for 2014 offset by interest and penalties on uncertain tax positions. The effective tax rate for the three month period ended December 28, 2013 differed from the statutory federal income tax rate of 35.0% principally as a result of a benefit of a domestic production activities deduction offset by state tax expense.

Of the total amount of gross unrecognized tax benefits as of January 3, 2015, $6.4 million would affect the Company’s effective tax rate if realized. The Company’s liability arising from uncertain tax positions is recorded in other non-current liabilities in the Consolidated Balance Sheets.

We recognized interest associated with uncertain tax positions as part of the provision for income taxes in our Consolidated Statements of Operations of $0.1 million and $0.0 million for the fiscal quarters ended January 3, 2015 and December 28, 2013. The gross amount of interest and penalties accrued as of January 3, 2015 and September 27, 2014, was $0.2 million and $0.0 million, respectively.

As of January 3, 2015, we estimate that it is reasonably possible that unrecognized tax benefits may decrease by $0.0 million to $6.4 million in the next 12 months due to the resolution of these issues.

5.	Guarantees, Commitments and Contingencies

Litigation

As of January 3, 2015, the Company had a number of product liability and other cases pending. Management believes that, considering the Company’s insurance coverage and its intention to vigorously defend its position, the ultimate resolution of these matters will not have a material adverse impact on the Company’s financial statements.

Environmental

The Company is subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous materials used in its manufacturing processes. Failure by the Company to comply with present and future regulations could subject it to future liabilities. In addition, such regulations could require the Company to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. The Company is currently not involved in any material environmental proceedings and therefore management does not believe that the resolution of environmental matters will have a material adverse effect on the Company’s financial statements.

6.	Segment Information

We manage our business in two operating segments, which are also our reportable segments. The Bus segment includes the manufacturing and assembly of school buses to be sold to a variety of customers across the United States, Canada and in international markets. The Parts segment consists primarily of the purchase of parts from third parties to be sold to dealers within the Company’s network. Financial information is reported on the basis that it is used internally by the chief operating decision maker (the “CODM”) in evaluating segment performance and deciding how to allocate resources. The Chief Executive Officer of the Company has been identified as the CODM. Management evaluates the segments based primarily upon revenues and gross profit. A measure of assets is not applicable, as segment assets are not regularly reviewed by the CODM for evaluating performance or allocating resources.

The tables below present segment net sales and gross profit for the fiscal quarters ended January 3, 2015 and December 27, 2013 (in thousands):

	Three Months Ended January 3, 2015	Three Months Ended December 28, 2013
Net sales
Bus	$151,984	$133,925
Parts	13,849	12,068

Segment net sales	$165,833	$145,993

	Three Months Ended January 3, 2015	Three Months Ended December 28, 2013
Gross profit
Bus	$14,302	$16,005
Parts	5,176	4,455

Segment gross profit	$19,478	$20,460

The following table is a reconciliation of segment gross profit to consolidated income (loss) before income taxes for the fiscal quarters ended January 3, 2015 and December 27, 2013 (in thousands):

	Three Months Ended January 3, 2015	Three Months Ended December 28, 2013
Segment gross profit	$19,478	$20,460
Adjustments:
Selling, general and administrative expenses	(15,459)	(14,102)
Interest expense	(5,135)	(275)
Interest income	32	25
Other income (expense), net	11	21

Income (loss) before income taxes	$(1,073)	$6,129

Sales are attributable to geographic areas based on customer location and were as follows for the fiscal quarters ended January 3, 2015 and December 27, 2013 (in thousands):

	Three Months Ended January 3, 2015	Three Months Ended December 28, 2013
United States	$155,951	$134,962
Canada	9,159	5,106
Rest of world	723	5,925

Total net sales	$165,833	$145,993

7.	Subsequent Event

Upon consummation of the transaction by which Hennessy Capital Acquisition Corp. (“Hennessy Capital”) acquired all of the capital stock of School Bus Holdings, Inc., 13.6% of the cash portion of the purchase price, or $13.6 million, was paid to participants in Blue Bird’s Phantom Plan, thereby increasing selling, general and administrative expenses in the second fiscal quarter of fiscal year 2015. Such transaction is described in the definitive proxy statement dated January 20, 2015 and the proxy statement supplement dated February 10, 2015, each filed by Hennessy Capital with the Securities and Exchange Commission.

Simultaneous with the consummation of the transaction, Blue Bird Body Co.’s parent company, Blue Bird Corporation, amended its Certificate of Incorporation to change its name to Blue Bird Global Corporation. Hennessy Capital Acquisition Corp. also amended its name to Blue Bird Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE BIRD CORPORATION

By:	/s/ Paul Yousif
Name:	Paul Yousif
Title:	Vice President

Dated: March 2, 2015

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1†	Purchase Agreement, dated as of September 21, 2014, by and among the registrant, Hennessy Capital Partners I LLC (solely for purposes of Section 10.01(a) thereof) and The Traxis Group B.V. (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed by the registrant on September 24, 2014).

2.2	Amendment No. 1 to Purchase Agreement, dated as of February 10, 2015, by and among the registrant, Hennessy Capital Partners I LLC (solely for purposes of Section 10.01(a) thereof) and The Traxis Group B.V. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed by the registrant on February 11, 2015).

2.3	Amendment No. 2 to Purchase Agreement, dated as of February 18, 2015, by and among the registrant, Hennessy Capital Partners I LLC (solely for purposes of Section 10.01(a) thereof) and The Traxis Group B.V. (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed by the registrant on February 19, 2015).

3.1	The registrant’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed by the registrant on February 26, 2015).

3.2	The registrant’s Certificate of Designations establishing its Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed by the registrant on February 26, 2015).

4.1*	Specimen stock certificate for the registrant’s common stock.

4.2*	Specimen stock certificate for the registrant’s Series A Convertible Preferred Stock.

4.3*	Specimen warrant certificate.

4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and the registrant (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on January 23, 2014).

10.1	Form of Letter Agreement among the registrant and its officers, directors and security holders (incorporated by reference to Exhibit 10.2 to the registrant’s Registration Statement on Form S-1 (No. 333-192892, as filed on December 20, 2013)).

10.2	Registration Rights Agreement between the registrant and certain security holders entered into in connection with the registrant’s initial public offering (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on January 23, 2014).

10.3	Securities Subscription Agreement, dated September 24, 2013, among the registrant and Hennessy Capital Partners I LLC (incorporated by reference to Exhibit 10.5 to the registrant’s Registration Statement on Form S-1 (No. 333-192892, as filed on December 20, 2013)).

†	The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

10.4	Sponsor Warrants Purchase Agreement dated October 15, 2013 among the registrant and Hennessy Capital Partners I LLC (incorporated by reference to Exhibit 10.6 to the registrant’s Registration Statement on Form S-1 (No. 333-192892, as filed on December 20, 2013)).

10.5*	Credit agreement, dated as of June 27, 2014, by and among Blue Bird Body Company, as borrower, School Bus Holdings Inc., certain other subsidiaries of School Bus Holdings Inc., the joint book runners and joint lead arrangers parties thereto, the co-syndication agents parties thereto and Societe General, as administrative agent.

10.6††	Blue Bird Corporation 2015 Omnibus Equity Incentive Plan (incorporated by reference to Annex D to the Proxy Statement).

10.7	Form of Amended and Restated Preferred Subscription Agreement by and among Hennessy Capital Acquisition Corp., The Traxis Group B.V. and the investors named therein providing, among other things, for the PIPE Investment (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed by the registrant on September 24, 2014).

10.8	Form of Backstop and Subscription Agreement by and among the registrant, The Traxis Group B.V., Hennessy Capital Partners I LLC and the investors named therein providing, among other things, for the Common Backstop Placement (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed by the registrant on September 24, 2014).

10.9	Director Removal Letter Agreement, dated as of September 21, 2014, by and between The Traxis Group B.V. and Hennessy Capital Partners I LLC. (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed by the registrant on September 24, 2014).

10.10	Sponsor Warrant Exchange Letter Agreement, dated as of September 21, 2014, by and among Hennessy Capital Acquisition Corp., The Traxis Group B.V. and Hennessy Capital Partners I LLC. (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed by the registrant on September 24, 2014).

10.11*	Registration Rights Agreement, dated as of February 24, 2015, by and among Blue Bird Corporation (formerly known as Hennessy Capital Acquisition Corp.), The Traxis Group B.V., the Backstop Commitment Investor, the PIPE Investment Investor and the Common/Preferred Investor.

10.12	Form of Seller Lock-Up Agreement, by and between Hennessy Capital Acquisition Corp. and The Traxis Group B.V. (incorporated by reference to Exhibit 10.7 to the registrant’s Current Report on Form 8-K filed by the registrant on September 24, 2014).

10.13	Form of Sponsor Lock-Up Agreement, by and among The Traxis Group B.V., Hennessy Capital Partners I LLC and the stockholders named therein (incorporated by reference to Exhibit 10.8 to the registrant’s Current Report on Form 8-K filed by the registrant on September 24, 2014).

10.14*††	Phantom Equity Plan.

10.15*††	Amendment No. 1 to Phantom Equity Plan.

10.16*††	Form of grant agreement for incentive stock options granted under the registrant’s Incentive Plan.

10.17*††	Form of grant agreement for non-qualified stock options granted under the registrant’s Incentive Plan.

10.18*††	Form of grant agreement for restricted stock granted under the registrant’s Incentive Plan.

10.19*††	Form of grant agreement for restricted stock units granted under the registrant’s Incentive Plan.

10.20	Subscription Agreement for 7.625% Series A Convertible Preferred Stock and Common Stock, dated as of February 18, 2015, by and among the registrant, The Traxis Group B.V. and the investors named therein, providing for, among other things, the Subsequent PIPE Investment and the Subsequent Common Stock Backstop Placement (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed by the registrant on February 19, 2015).

10.21	Director Removal Letter Agreement, dated as of February 18, 2015, by and between The Traxis Group B.V. and the investors named therein (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed by the registrant on February 19, 2015).

10.22	Founder Share Cancellation Agreement, dated as of February 10, 2015, by and among Hennessy Capital Acquisition Corp., Hennessy Capital Partners I LLC and The Traxis Group B.V. (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed by the registrant on February 11, 2015).

10.23*	Form of indemnity agreement between the registrant and each of its directors and executive officers.

14.1*	Amended and restated Code of Ethics.

99.1*	Amended and restated charter of the Audit Committee of the registrant’s Board of Directors.

99.2*	Amended and restated charter of the Compensation Committee of the registrant’s Board of Directors.

99.3*	Charter of the Corporate Governance and Nominating Committee of the registrant’s Board of Directors.

*	Filed herewith.
††	Management contract or compensatory plan or arrangement.